                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                    FORM 8-K


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):MARCH 28, 1996

                          COMMISSION FILE NO. 0-19207


                            QUARTERDECK CORPORATION
             (Exact name of registrant as specified in its charter)



           DELAWARE                                   95-4320650
 (State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                   Identification No.)


13160 MINDANAO WAY, MARINA DEL REY, CALIFORNIA          90292
  (Address of principal executive offices)            (Zip Code)


     Registrant's telephone number, including area code:    (310) 309-3700

ITEM 5.  OTHER EVENTS

          On March 28, 1996, Quarterdeck Corporation ("Quarterdeck") acquired 100% of the common stock of Datastorm Technologies, Inc. ("Datastorm") in exchange for 5,200,000 shares of Quarterdeck Common Stock. This transaction has been accounted for as a pooling of interests, and, as a result, the accompanying consolidated financial statements are presented as if the companies had been combined for all periods presented.

         Datastorm had a calendar year end and accordingly, the Datastorm Statements of Operations for the years ended December 31, 1995, 1994 and 1993 have been combined with the Quarterdeck Statements of Operations for the fiscal years ended September 30, 1995, 1994 and 1993.

    On December 29, 1995, Quarterdeck acquired Inset Systems, Inc. ("Inset") in exchange for 921,219 shares of Quarterdeck's common stock in a transaction that was also accounted for as a pooling of interests.

    The accompanying consolidated balance sheets as of September 30, 1995 and 1994 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended September 30, 1995 have been restated to include the accounts and results of Datastorm and Inset.

         Additional information relating to the Datastorm acquisition has been provided in the Form 8-K filed on April 12, 1996, and in the form 8-K/A filed on May 30, 1996. Additional information relating to the Inset acquisition has been provided in the Form 8-K filed on January 12, 1996.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


                                                                                                            PAGE
                                                                                                            ----

      Pro Forma Financial Information:

Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Management's Discussion and Analysis of Financial Condition and Results of Operation  . . . . . . . . . . .   4

      Financial Statements and Financial Statement Schedule of Quarterdeck Corporation:

Consent of Independent Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

Independent Auditors' Report  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Consolidated Balance Sheets at September 30, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . .  15

Consolidated Statements of Operations for fiscal years
  ended September 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Consolidated Statements of Stockholders' Equity for
  fiscal years ended September 30, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Consolidated Statements of Cash Flows for fiscal years ended
  September 30, 1995, 1994 and 1993 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Schedule II - Valuation and Qualifying Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

Signatures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data are derived from the Company's consolidated financial statements. Historical results should not be taken as necessarily indicative of the results that may be expected for any future period. This consolidated data should be read in conjunction with the consolidated financial statements and notes thereto. Certain items in the prior years' consolidated financial statements have been reclassified to conform to the 1995 presentation. During fiscal 1995, Quarterdeck acquired Landmark Research International, Inc., Internetware, Inc. and StarNine Technologies, Inc. in transactions accounted for as poolings of interest. All financial information subsequent to October 1, 1992 has been restated to reflect the combined operations of Landmark and Quarterdeck. StarNine and Internetware had results of operations that were not material to Quarterdeck's consolidated financial statements and therefore, periods prior to October 1, 1994 were not restated for these two transactions. During the first six months of fiscal 1996, Quarterdeck acquired Inset Systems, Inc. ("Inset") and Datastorm Technologies, Inc. ("Datastorm") in transactions accounted for as poolings of interest. All financial information subsequent to October 1, 1990 has been restated to reflect the combined operations of Inset, Datastorm and Quarterdeck. All amounts shown are in thousands, except per share data.

                                                                          YEAR ENDED SEPTEMBER 30,
                                              -------------------------------------------------------------------------------
                                                 1995             1994              1993              1992              1991
                                              --------          --------          -------           -------           -------
STATEMENTS OF OPERATIONS DATA:

Net revenues  . . . . . . . . . . . . . . .   $117,606           $84,715          $83,578           $88,602           $68,838
Cost of revenues  . . . . . . . . . . . . .     34,884            27,403           24,534            21,247            12,040
                                              --------          --------          -------           -------           -------
     Gross margin   . . . . . . . . . . . .     82,722            57,312           59,044            67,355            56,798

Operating expenses:
     Research and development   . . . . . .     14,286             7,520            2,589             1,414               665
     Sales and marketing  . . . . . . . . .     30,624            27,107           25,775            27,170            15,522
     General and administrative   . . . . .     20,704            20,908           20,716            17,671            14,730
     Acquisition, restructuring
        and other charges  . . .  . . . . .      7,409            12,863               --                --                --
     Litigation settlement  . . . . . . . .         --               615               --                --                --
     Total operating expenses   . . . . . .     73,023            69,013           49,080            46,255            30,917

Operating income (loss) . . . . . . . . . .      9,699           (11,701)           9,964            21,100            25,881
Interest income (expense), net  . . . . . .      1,884             1,094            1,144             1,331             1,135
                                              --------          --------          -------           -------           -------
Income (loss) before income  taxes  . . . .     11,583           (10,607)          11,108            22,431            27,016
Provision (benefit) for income  taxes . . .        331            (5,982)             639             4,820             7,995
                                              --------          --------          -------           -------           -------
Net income (loss) . . . . . . . . . . . . .   $ 11,252           ($4,625)         $10,469           $17,611           $19,021
                                              ========          ========          =======           =======           =======

Net income (loss) per share:
     Primary    . . . . . . . . . . . . . .      $0.35            ($0.16)           $0.35             $0.59             $0.76
                                              ========          ========          =======           =======           =======
     Fully diluted  . . . . . . . . . . . .      $0.34            ($0.16)           $0.35             $0.59             $0.76
                                              ========          ========          =======           =======           =======
Shares used to compute net income
  (loss) per share:
     Primary    . . . . . . . . . . . . . .     32,057            28,675           29,721            29,761            25,119
                                              ========          ========          =======           =======           =======
     Fully diluted  . . . . . . . . . . . .     32,999            28,675           29,721            29,761            25,119
                                              ========          ========          =======           =======           =======

Additional unaudited pro forma data:
     Income (loss) before income taxes  . .   $ 11,583          ($10,607)         $11,108           $22,431           $27,016
     Pro forma income taxes   . . . . . . .      3,406               576            3,977             7,764            10,446
                                              --------          --------          -------           -------           -------
     Pro forma net income (loss)  . . . . .   $  8,177          ($11,183)         $ 7,131           $14,667           $16,570
                                              ========          ========          =======           =======           =======

Pro forma income (loss) per share:
     Primary  . . . . . . . . . . . . . . .      $0.26            ($0.39)           $0.24             $0.49             $0.66
                                              --------          --------          -------           -------           -------
     Fully diluted  . . . . . . . . . . . .      $0.25            ($0.39)           $0.24             $0.49             $0.66
                                              ========          ========          =======           =======           =======


                                                                              AS OF SEPTEMBER 30,
                                               ------------------------------------------------------------------------------
                                                 1995            1994               1993             1992               1991
                                               -------         -------            -------           -------           -------
BALANCE SHEET DATA:

Working capital   . . . . . . . . . . . . . .  $29,490         $29,147            $35,619           $38,661           $32,266
Total assets  . . . . . . . . . . . . . . . .   76,699          62,471             64,673            65,499            49,489
Long-term obligations . . . . . . . . . . . .      164             701                130               598               106
Stockholders' equity  . . . . . . . . . . . .   44,270          36,606             53,606            52,937            41,683

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations focuses primarily on liquidity, capital resources and the results of the Company's operations. This Item should be read in conjunction with the consolidated financial statements, the notes thereto and in the Company's Form S-4 and Form 8-K regarding the Company's acquisition of Inset Systems, Inc. ("Inset"), and in the Company's Form S-3 and Forms 8-K and 8-K/A regarding the Company's acquisition of Datastorm Technologies, Inc. ("Datastorm"). This item should also be read in conjunction with the Company's Quarterly Reports on Form 10-Q, which discuss the results of operations subsequent to September 30, 1995. The historical results of operations are not necessarily indicative of results to be expected from future performance.

         In addition to an analysis of recent and historical financial results, the following discussion includes an analysis of certain of the Company's business risks, including risks which are inherent to software development as well as specific trends and uncertainties relating to the competitive environment in which the Company operates. The Company has sought to identify the most significant risks to its business. However, the Company cannot predict whether, or to what extent any of such risks may be realized nor can there be any assurance that the Company has identified all possible issues which the Company might face. In particular, the Company has recently completed a number of acquisitions and made investments in certain companies and is in the process of making additional acquisitions. During fiscal 1995, Quarterdeck acquired Landmark, Internetware and StarNine in transactions accounted for as poolings of interests. During the first six months of fiscal 1996, Quarterdeck acquired Inset and Datastorm in transactions also accounted for as poolings of interests. All financial information subsequent to October 1, 1992 has been restated to reflect the combined operations of Landmark and all financial information subsequent to October 1, 1990 has been restated to reflect the combined operations of Inset and Datastorm together with Quarterdeck. StarNine and Internetware had results of operations that were not material to Quarterdeck's consolidated financial statements and therefore, periods prior to October 1, 1994 were not restated. The Company has also experienced substantial restructuring of its operations and has experienced, and anticipates further, substantial changes to its competitive environment. Investors should carefully consider all such risks before making an investment decision with respect to the Company's stock.

RESULTS OF OPERATIONS

         The following table sets forth, for the periods indicated, the percentage of net revenues represented by certain data derived from the Company's Consolidated Statements of Operations:

                                                                                       YEAR ENDED
                                                                                      SEPTEMBER 30,
                                                                           ---------------------------------
                                                                            1995          1994          1993
                                                                           -----         -----         -----
         Net revenues . . . . . . . . . . . . . . . . . . . . . . . . . .  100.0%        100.0%        100.0%
         Cost of revenues . . . . . . . . . . . . . . . . . . . . . . .     29.7          32.3          29.4
                                                                           -----         -----         -----

              Gross margin  . . . . . . . . . . . . . . . . . . . . . .     70.3          67.7          70.6

         Operating expenses:
              Research and development  . . . . . . . . . . . . . . . .     12.2           8.9           3.1
              Sales and marketing   . . . . . . . . . . . . . . . . . .     26.0          32.0          30.8
              General and administrative  . . . . . . . . . . . . . . .     17.6          24.7          24.8
              Acquisition, restructuring and other charges  . . . . . . .    6.3          15.2          --
              Litigation settlement   . . . . . . . . . . . . . . . .       --             0.7          --
                                                                           -----         -----         -----

              Total operating expenses  . . . . . . . . . . . . . . . .     62.1          81.5          58.7
                                                                           -----         -----         -----

         Operating income (loss)  . . . . . . . . . . . . . . . . . . .      8.2         (13.8)         11.9
         Interest income, net . . . . . . . . . . . . . . . . . . . . .      1.6           1.3           1.4
                                                                           -----         -----         -----

         Income (loss) before income taxes  . . . . . . . . . . . . . .      9.8         (12.5)         13.3
         Provision (benefit) for income taxes . . . . . . . . . . . . .      0.2          (7.0)          0.8
                                                                           -----         -----         -----

         Net income (loss)  . . . . . . . . . . . . . . . . . . . . . .      9.6%         (5.5%)        12.5%
                                                                           =====         =====         =====

FISCAL 1995 COMPARED TO FISCAL 1994

         Net Revenues: Net revenues for the fiscal year ended September 30, 1995 increased by 38.8% or $32,891,000 over the fiscal year ended September 30, 1994. The increase in net revenues compared with the prior year period resulted primarily from broadening the Company's product portfolio throughout fiscal 1995 through product development and acquisitions. The Company has also broadened its distribution capabilities through expansion of its distribution network and acquisition of a direct sales organization.

         The Company released several new products during fiscal 1995 including a complete line of products for use on the Internet and private distributed data networks. The first of these products, Quarterdeck WebAuthor, was released in March 1995. Three other Internet related applications, Quarterdeck Mosaic, Quarterdeck InternetSuite, and Quarterdeck WebServer, were released in June 1995. The Company also released several new utility products during fiscal 1995 which included MagnaRAM 2, CleanSweep 95, WINProbe 4, and GameRunner. The Company's largest subsidiary, Datastorm, did not have any new releases during fiscal 1995.

         Net revenues from European and other international distributors, dealers and end users outside of the United States amounted to $19,015,000 and $9,290,000 representing 16.2% and 11.0% of the Company's total net revenues for the 1995 and 1994 fiscal years, respectively.

         Due to the inherent uncertainties in software development and in the microcomputer software industry, the Company is unable to predict whether the net revenue trends noted above will continue.

         Cost of Revenues: The Company's cost of revenues includes product packaging, documentation and media, manufacturing expenses, amortization of capitalized software costs, technical support and production costs as well as translation costs and certain license fees paid to third parties. Cost of revenues amounted to $34,884,000 in fiscal 1995 and $27,403,000 in fiscal 1994. The cost of revenues decreased from 32.3% of net revenues in fiscal 1994 to 29.7% of net revenues in fiscal 1995. This decrease was primarily due to a decrease in the amortization of capitalized software costs, as well as substantially higher revenues in fiscal 1995 over which indirect costs and expenses, including production and technical support costs, were spread.

         In order to conform to evolving financial reporting practices by the software industry, the Company is reporting the amortization of capitalized software and technical support costs as costs of revenues for all periods presented. Such costs were previously classified as research and development and sales and marketing expenses, respectively.

         Capitalized software development and purchased software costs are generally amortized over one to three year periods, commencing upon initial product release. Fluctuations in amortization expense between periods may arise depending on the amount of software costs incurred and capitalized for particular software products and their respective release dates. Amortization of capitalized software costs decreased from $3,171,000 in fiscal 1994 to $1,575,000 in fiscal 1995. The decrease in amortization of software development costs resulted primarily from the shift in the nature of product development from 1994 to 1995. See further discussion under Research and Development.

         Future cost of revenues as a percentage of net revenues will depend, in addition to the amount of amortization of capitalized software, on the mix of sales by product, by domestic versus international, and by single unit versus multiple license packages, among other things.

         The microcomputer software industry has experienced increased price competition in recent years. The Company anticipates that increased price competition will continue in the future and may result in reduced margins.

         Research and Development: Research and development expenses consist primarily of salaries and benefits and consulting fees to support product development, including product testing and documentation. Research and development expense increased by $6,766,000 from fiscal 1994, while increasing as a percentage of net revenues from 8.9% to 12.2%. The increase in research and development expense is due in part to increased research and development staffing levels and to increases in payments to third parties for contracted product development required to support the Company's expanded product development efforts. Additionally, in fiscal 1995, development resources were shifted to products for which technological feasibility had not been established and therefore more development costs were expensed, rather than capitalized, in the periods incurred.

         The costs of software product development are capitalized once technological feasibility is achieved. Costs incurred prior to attaining technological feasibility are expensed in the period incurred as research and development expenses. The Company capitalized $3,617,000 of internal software development and purchased software costs during fiscal 1994. During fiscal 1995, the Company did not capitalize any internal software development costs, since the majority of development efforts incurred during the period related to new products for which technological feasibility had not been established. Software development costs related to new products for which technological feasibility had been established during fiscal 1995 are immaterial. The development of new products requires significantly more resources to reach technological feasibility as compared to the development effort required to reach technological feasibility for upgraded products. Accordingly, the decrease in the amounts capitalized from 1994 to 1995 was attributable to the current year development of a number of new products which had not yet reached technological feasibility as compared to prior year product development consisting primarily of upgrades to existing products. In addition, the recoverability of the cost of new product development, including products in lines of business the Company has not engaged in previously, is more uncertain than that for product upgrades. During fiscal 1995, the Company purchased and capitalized software amounting to $2,564,000.

         The Company believes that to remain competitive it is necessary to continue to invest in software development efforts while at the same time considering the acquisition of complementary software products. The Company anticipates that spending for software development and purchased software will increase in the future. However, because of the inherent uncertainties of software development projects and the software market in general, there can be no assurance that increased software development efforts or additional purchased software will result in successful product introductions or increased sales.

         Sales and Marketing, and General and Administrative: Sales and marketing, and general and administrative expenses consist of salaries and related costs of administrative, sales and marketing, customer service and support personnel as well as advertising, trade show and promotional expenses and facilities costs. Sales and marketing expenses increased by $3,517,000 from fiscal 1994, while decreasing as a percentage of net revenues from 32.0% to 26.0%. General and administrative expenses decreased by $204,000 from fiscal 1994 and also decreased as a percentage of net revenues from 24.7% to 17.6%.

         Quarterdeck believes substantial sales and marketing efforts are essential to achieve revenue growth and to maintain and enhance the Company's competitive position. Accordingly, with the continued expansion of its product lines and international operations, as well as the introduction of new and upgraded products, including products recently released and currently being developed for Windows 95, Quarterdeck expects the expenses associated with these efforts to increase in dollar amount and to continue to constitute its most significant operating expense. There can be no assurance that these increased sales and marketing efforts will be successful in achieving their intended results.

         Future growth of the Company is expected to result in an increase in the dollar amount of sales and marketing expenses and also general and administrative expenses from current levels.

         Acquisition, Restructuring and Other Charges: In connection with the various acquisitions completed in fiscal 1995 (see Summary of Significant Accounting Policies and Note 2 of Notes to Consolidated Financial Statements), significant acquisition costs were incurred. In connection with the acquisition of Landmark in June 1995, acquisition costs amounting to $3,600,000 were recorded. In connection with the acquisitions of StarNine and Internetware in September 1995, acquisition costs amounting to $1,200,000 and $300,000 were recorded. These expenses principally include fees for financial advisory, legal and accounting services, personnel severance and benefits, and other related expenses. In connection with the acquisition of assets from Prospero Systems Research, Inc. in September 1995, $2,578,000 of purchased, in-process, research and development was charged to Acquisition, Restructuring and Other Charges. During the September 1995 quarter, the Company recognized a reduction in accrued restructuring costs, which net of additional restructuring expenses incurred, amounted to approximately $300,000.

         Income Taxes: At September 30, 1995, the Company had a net deferred tax asset of $2,178,000, net of a valuation allowance of $3,336,000. This net deferred tax asset is comprised of the estimated tax effect of expected future reversing temporary differences, relating in part to charges taken for book purposes that are not deductible for federal income tax purposes until the amounts are paid in the future, net of the valuation allowance. Management believes that it is more likely than not that the Company will realize benefit of the net deferred tax asset. Further reduction of the valuation allowance is dependent on a number of factors including the timing of reversal of the temporary differences, and an assessment of the future realization of the deferred tax assets.

FISCAL 1994 COMPARED TO FISCAL 1993

         Net Revenues: Net revenues for the fiscal year ended September 30, 1994 increased by $1,137,000 or 1.4% from the fiscal year ended September 30, 1993. Although the aggregate revenue did not experience much change, there was significant variation in the revenue derived from certain products. The largest shifts were lower sales of the Company's QEMM memory management products due to decreased volume, and a large increase in sales from the Datastorm subsidiary due to a new release, Procomm Plus for Windows 2.0. Sales of certain of the Company's other products also declined.

         Net revenues from European and other international distributors, dealers and end users outside of the United States amounted to $9,290,000 and $8,829,000 representing 11.0% and 10.6% of the Company's total net revenues for the 1994 and 1993 fiscal years, respectively.

         Cost of Revenues: The cost of revenues increased from 29.4% of net revenues in fiscal 1993 to 32.3% of net revenues in fiscal 1994. This increase was partly due to an increase in amortization of capitalized software costs, but more significantly to an increase in the reserves for excess and obsolete inventory, resulting in part from the release of new versions of products during fiscal 1994. Amortization of capitalized software costs increased only slightly from $3,133,000 for fiscal 1993 to $3,171,000 for fiscal 1994. At September 30, 1994, unamortized software development costs and acquired technology rights were $1,819,000.

         Research and Development: Research and development expense nearly tripled with an increase of $4,931,000 from fiscal 1993, while increasing as a percentage of net revenues from 3.1% to 8.9%. The increase in the dollar amount of research and development expenses was primarily due to increased staffing levels and to increases in payments to third parties for contracted product development required to support the Company's development efforts. These development efforts were directed primarily at the Internet and X Windows server products. As the development of these products incorporated new and unproven technologies, related development costs were being expensed in the periods incurred, with capitalization deferred until technological feasibility is achieved.

         The Company capitalized $3,617,000 and $4,941,000 of software development and purchased software costs during the 1994 and 1993 fiscal years, respectively, which represents 32.5% and 65.6% of total expenditures for research and development during these respective periods. The decrease of the amount capitalized resulted primarily from the shift of development resources from DESQview/X, for which technological feasibility was achieved and accordingly, development costs were capitalized as incurred, to the development of the Company's telecommunications and collaborative computing and Internet applications for which development costs were being expensed in the periods incurred until technological feasibility was achieved.

         Sales and Marketing, and General and Administrative: Sales and marketing expenses increased in a nearly proportionate manner to net revenue. They increased by $1,332,000 from fiscal 1993, while increasing as a percentage of net revenues from 30.8% to 32.0%. General and administrative expenses remained nearly constant with only a small increase of $192,000 from fiscal 1993 while decreasing as a percentage of net revenue from 24.8% to 24.7%. The absence of significant change in the aggregate level of these operating expenses is the net result of decreased expense levels by those parts of the Company who were experiencing declining revenues offset by expense increases, particularly selling expenses, at the Datastorm subsidiary. The decrease in the dollar amounts of certain operating expenses throughout a significant part of the Company was primarily due to cost reduction programs initiated in fiscal 1993. As a result of continued declining revenues from certain product lines, the Company took further restructuring measures to reduce related operating expenses in the fourth quarter of fiscal 1994. However, as the restructuring occurred in the latter half of the fourth fiscal quarter, its impact was not reflected in the fiscal 1994 operating expense results.

         The Company was able to reduce sales and marketing expenses from 30.8% of net revenues to 26.0% of net revenues between fiscal 1993 and fiscal 1995. Similarly general and administrative expenses decreased from 24.8% to 17.6% of net revenues during that time. These decreases were overshadowed by the significant increase in research and development costs which increased from 3.1% to 12.2% of net revenues.

         Acquisition, Restructuring and Other Charges: During the fourth quarter of fiscal 1994, in response to declining revenue levels and reported operating losses from many product lines, management adopted a comprehensive restructuring plan designed to focus the Company's efforts on strategic product and market opportunities as well as to reduce its cost structure related to those declining products, improve its productivity and competitiveness and help position the Company to return to profitability. The results for fiscal 1994 include a pretax charge totalling $12,863,000 relating to the restructuring activities and other non-recurring charges.

         After consideration of competitive factors and market trends, the restructuring plan called for the Company to realign and focus its product development and marketing efforts on four strategic business areas: utilities, remote computing, communications and Internet applications. Certain non-core product lines and development efforts were reduced or eliminated. Capitalized acquired and developed software costs, inventory balances and other costs related to reduced or eliminated product lines amounting to $4,367,000 were written down to estimated net realizable value or written-off as restructuring and non-recurring charges during the period ended September 30, 1994.

         The restructuring plan included the discontinuance of certain U.S. and international sales and training offices, plus the consolidation and relocation of the Company's Santa Monica, California and Dublin, Ireland headquarters facilities. Related restructuring costs, amounting to $5,320,000 include the estimated lease obligations for offices and facilities which were, or were planned to be, closed, consolidated or relocated, estimated fixed asset write-offs for all affected offices and facilities, costs of closing discontinued offices, as well as other related costs. The estimated lease obligations included in restructuring costs were net of estimated negotiated reductions in lease obligations or sublease income expected to be derived by subleasing the facilities.

         As part of the restructuring plan, the Company reorganized its staff and reduced its workforce by approximately 100 employees between June 30, 1994 and September 30, 1994. Restructuring costs directly related to the reduction in workforce amounted to $586,000, consisting of severance and termination payments, outplacement costs and other related costs. The Company wrote-off excess equipment and recorded other pretax charges amounting to $2,590,000 which resulted from the above restructuring activities.

         Litigation Settlement: In the fourth quarter of fiscal 1994, the Company entered into agreements in principal with plaintiffs' counsel and the Company's insurance carrier to settle all securities class action claims then pending against the Company and its directors. Under the terms of the settlement, Quarterdeck paid $585,000 of a $3,900,000 settlement amount, with the difference covered by the insurance carrier. The Company recorded a charge in the fourth quarter to provide for the settlement and legal fees.

            Income Taxes: At September 30, 1994, the Company had a gross deferred tax asset of $2,853,000. This deferred asset was comprised of the tax effect of future reversing temporary differences, resulting in part from current period restructuring charges which were not deductible for federal income tax purposes until the amounts were paid in the future. Due to uncertainties with respect to realization of this asset, a full valuation allowance was provided.

         Trends and Uncertainties

            The computer software industry is subject to rapid technological changes often evidenced by new competing products and improvements in existing products. Quarterdeck depends on the successful development or acquisition and resulting sales of new products, including upgrades of existing products, to replace revenues from products introduced in prior periods that may have begun to experience reduced revenues. If Quarterdeck's current leading products become outdated and lose market share faster than those revenues are replaced by new products, or if new products or existing product upgrades are not introduced when planned or do not achieve the revenues anticipated by Quarterdeck, Quarterdeck's operating results could be materially adversely affected. Even with normal development cycles, the market environment can change so quickly that features in products can become outdated soon after market introduction. These events may occur in the future and may have an adverse effect on future revenues and operating results.

         With the introduction of Windows 95, the software market is experiencing a shift to this new platform. As application programs and device drivers are developed to take advantage of this 32-bit operating environment, they are expected to lack certain of the memory limitations inherent in DOS and Windows 3.x and in DOS-based applications. Quarterdeck is focusing its development efforts on the Windows 95 and Windows NT platforms, while continuing to support Windows 3.x and DOS platforms. In September 1995, Quarterdeck released several new utility products for Windows 95, including memory compression (MagnaRAM), diagnostics (WINProbe) and disk management (CleanSweep). QEMM, Quarterdeck's leading memory management product, has been upgraded to version 8.0; QEMM 8.0 enhancements include new memory solutions for Windows 3.x and Windows 95, as well as continued support for DOS systems. It is Quarterdeck's expectation that memory management products will continue to be needed on Windows 95, but that memory management has experienced a shift from 16-bit DOS device driver management (older versions of QEMM) to complex solutions such as memory compression and better use of virtual memory (QEMM 8.0).

         Quarterdeck is devoting substantial efforts to the development of software products that are designed to operate on Microsoft's Windows 95 and Windows NT. Microsoft may incorporate advanced utilities or other features in Windows 95 or Windows NT that may decrease the demand for certain of the Company's products, including those under development. If Quarterdeck is not able to continue to successfully, and timely develop and market products that function under Windows 95 and Windows NT, and offer value to Windows 95 and Windows NT users, future revenues would be adversely affected.

         Future competitive product releases may cause disruptions in orders for the Company's products while users and the marketplace evaluate the competitive products. The extent of the disruption in orders and the impact on future orders of the Company's products will depend on various factors that are not fully known at this time. Among those factors are the level of functionality, performance and features included in the final release of competitive products and the market's evaluation of those products as compared to the then current functionality, performance and features of the Company's products.

         The Company's Internet-related products compete with Internet access, creation and server tools from a variety of companies, including Netscape Communications Corporation and other connectivity, networking and Internet software application developers, Internet access providers and other on-line service providers, as well as operating system vendors, including Microsoft and IBM. The original Mosaic browser developed by the National

Center for Supercomputing Applications is available for download in electronic format for free from the Internet. Certain competitors have also made versions of their Internet access, creation and server products available on the Internet for users to download at no charge or for extended evaluation. In addition, the market for Internet products may be adversely impacted to the extent that vendors of PC hardware or PC operating systems incorporate Internet tools, functions or capabilities within their operating systems or PC hardware and thereby reduce the market for stand-alone Internet products.

         Quarterdeck is dedicating substantial efforts on products and services for the telecommunications and collaborative computing and Internet markets and expects that a significant portion of future revenues will come from these products and services. The revenues from such new products and services may be less than Quarterdeck anticipates due to various factors including the timing of release in relation to competitive products and services, and uncertainties surrounding the rate and extent of development of these new and emerging markets. Quarterdeck's Internet-related products and services are dependent on the viability and continued growth of the Internet, and its expanded use by businesses and individuals for networking and communications.

         There are currently few laws or regulations directly applicable to access or to commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing and characteristics and quality of products and services. The Telecommunications Act of 1996 (the "1996 Act"), which was recently enacted and the judicial interpretation of which remains uncertain, imposes criminal penalties for transmission of or allowing access to certain obscene communications over the Internet and other computer services and contains additional provisions intended to protect minors. In addition, America's Carriers Telecommunication Association ("ACTA") recently filed a Petition for Declaratory Ruling Special Relief, and Institution of Rulemaking (the "ACTA Petition") before the Federal Communications Commission ("FCC"), arguing that the FCC has authority to regulate the Internet and, as such, should regulate, as they do the telecommunications carriers, the providers of computer software products (such as the Company) which enable voice transmission over the Internet. The ACTA Petition requests the FCC to declare its authority over interstate and international telecommunications services using the Internet, to order providers of the aforementioned software to cease the sale of such software pending a rulemaking, and to institute a rulemaking body to govern the use of the Internet as a means for providing telecommunications services. The enactment of the 1996 Act, and of any similar laws or regulations in the future, may decrease the growth or use of the Internet, which could in turn decrease the demand for the Company's services and products and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, operating results and financial condition.

         While the acquisition of Datastorm, Inset, and those acquisitions previously completed during fiscal 1995, have broadened the Company's product portfolio and sales distribution channels, the acquisitions have resulted in the Company competing with other companies and in markets where it has not previously competed. The Company has also made investments in certain companies, and anticipates that it may make additional synergistic acquisitions and investments in the future. There are significant business risks associated with acquisitions, including the successful combination of the companies in an efficient and timely manner, the coordination of research and development and sales efforts, the retention of key personnel, diversion of management's attention away from day-to-day matters and the integration of the acquired products. Additionally, there may be an adverse impact on revenues of acquired companies due to the transition of products' sales and marketing and research and development activities. The Company's success will depend, in part, on its ability to integrate the operations of acquired companies and effectively utilize the acquired intellectual property.

         The Company's distributor and reseller customers also carry the products of Microsoft and other of the Company's competitors, many of whom have greater financial resources than the Company. The distributors and resellers have limited capital to invest in inventory and their decisions to purchase the Company's products and in the case of resellers, to give them critical shelf space, is partly a function of pricing, terms and special promotions offered by the Company's competitors, over which the Company has no control and which it cannot predict.

         The Company's pattern of revenues and earnings may be affected by the phenomenon known as "channel fill." Channel fill occurs following the introduction of a new product or a new version of products as distributors buy significant quantities of the new product or version in anticipation of sales of such product or version. Following such purchases, the rate of distributors' purchases often declines, depending on the rates of purchases by end users or "sell-through." The phenomenon of "channel fill" may also occur in anticipation of price increases or in response to sales promotions or incentives, some of which may be designed to encourage customers to accelerate purchases that might otherwise occur in later periods. Channels may also become filled simply because the distributors are unable to, or do not, sell their inventories to retail distribution or end users as anticipated. If sell-through does not occur at a sufficient rate, distributors will delay purchases or cancel orders in later periods or return prior purchases in order to reduce their inventories. Consequently, there can be no assurance that existing inventories will not adversely impact the sales of future periods. In addition, between the date the Company announces a new version or new product and the date of release, distributors, dealers and end users often delay purchases, cancel orders or return products in anticipation of the availability of the new version or new product. Such order delays or cancellations can cause material fluctuations in revenues from one quarter to the next. Net revenues may be materially affected favorably or adversely by these effects.

         The Company operates with relatively little order backlog; therefore, if near-term demand for the Company's products weaken in a given quarter, there could be a material adverse effect on revenues and on the Company's operating results. Like other manufacturers of packaged software products, Quarterdeck is exposed to the risk of product returns from distributors and reseller customers. Although Quarterdeck believes that it provides adequate allowances for returns, there can be no assurance that actual returns in excess of recorded allowances will not result in a material adverse effect on business, operating results and financial condition.

CERTAIN FACTORS EFFECTING QUARTERLY RESULTS AND STOCK PRICE

         The Company has in the past experienced wide fluctuations in its operating results and stock price, and the Company's future operating results and stock price could be subject to significant volatility, particularly on a quarterly basis. The Company's revenues and quarterly operating results may experience significant fluctuations and be unpredictable as the result of a number of factors including, among others, introduction of new or enhanced products by the Company or its competitors, rapid technological changes in the Company's markets, seasonality of revenues, changes in operating expenses and general economic conditions. Any shortfalls in revenues or quarterly results could have an immediate and significant adverse effect on the trading price of the Company's common stock in any given period.

         Net income per share is calculated using the treasury stock method (see Note 1 of Notes to Consolidated Financial Statements). Therefore, increases in the price of Quarterdeck's stock can have an adverse impact on the calculation of net income per share in that period as more outstanding instruments (e.g. options) are included as (equivalent) common shares outstanding.

         As a result of the foregoing factors and other factors that may arise in the future, the market price of the Company's common stock may be subject to significant fluctuations over a short period of time. These fluctuations may be due to factors specific to the Company, to changes in analysts' earnings estimates, or to factors affecting the computer industry or the securities markets in general.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1995, cash and cash equivalents totaled $5,384,000 and short-term investments amounted to $34,285,000 as compared to $9,879,000 and $28,504,000, respectively, at September 30, 1994. Working capital at September 30, 1995 amounted to $29,490,000, an increase of $343,000 as compared to $29,147,000 at September 30, 1994.

         The Company conducts business in various foreign currencies and is therefore subject to the transaction exposures that arise from foreign exchange rate movements between the dates that foreign currency transactions are committed and the date that they are consummated. The Company is also subject to certain exposures arising from the translation and consolidation of the financial results of its foreign subsidiaries. The Company utilizes operational hedging from time to time to mitigate the Company's transaction exposures. Occasionally, the Company has also hedged residual transaction exposures through the use of forward foreign exchange contracts. However, there can be no assurance that actions taken to manage such exposure will be successful or that future changes in currency exchange rates will not have a material impact on the Company's future operating results. The Company does not hedge either its translation risk or its economic risk.

         The Company believes existing cash and short-term investments and funds provided by operations will be sufficient to fund operations for the next year. However, due to cash payments made and expected to be made during fiscal 1996 related primarily to costs associated with the previous acquisitions and restructurings (See Note 2), the Company anticipates that aggregate cash and short-term investments will significantly decline. Further, the Company's capital requirements are dependent on management's plans regarding the levels and timing of additional acquisitions or investments. The Company may utilize additional cash in connection with the potential acquisition of or investment in additional companies and software product rights in the future. The Company may need to raise additional capital in order to fund such acquisitions and investments. There is no guarantee that such financing could be obtained. Any decision to sell additional equity securities will depend on various factors, including, among others, financial market conditions, strategic acquisition and investment opportunities, and developments in the Company's markets. The sale of additional equity securities would result in additional dilution to the Company's stockholders. During the second quarter of fiscal 1996 the Company obtained a bank credit line and issued convertible notes, these transactions are discussed further in Note 14 to the accompanying consolidated financial statements.

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Quarterdeck Corporation


We consent to the incorporation by reference in the previously filed registration statements (No. 33-96064 and No. 333-4606) on Form S-3 and the registration statements (No. 333-01766 and No. 333-4602) on Form S-8 of Quarterdeck Corporation of our report dated November 8, 1995, except as to Note 14, which is as of March 28, 1996, with respect to the consolidated balance sheets of Quarterdeck Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1995, which report appears in the Form 8-K of Quarterdeck Corporation dated June 25, 1996.



\s\  KPMG Peat Marwick LLP
- --------------------------
Los Angeles, California
June 25, 1996

                          INDEPENDENT AUDITORS' REPORT





The Board of Directors and Stockholders
Quarterdeck Corporation:

         We have audited the accompanying consolidated balance sheets of Quarterdeck Corporation and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995. In connection with our audits of the consolidated financial statements, we have audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits. We did not audit the financial statements of Datastorm Technologies, Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 28 percent and 29 percent at September 30, 1995 and 1994, respectively, of the related consolidated totals and total revenues constituting 34 percent, 50 percent and 32 percent for each of the years in the three-year period ended September 30, 1995, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Datastorm Technologies, Inc. is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quarterdeck Corporation and subsidiaries as of September 30, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with generally accepted accounting principles. Also in our opinion, based on our audits and the report of the other auditors, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/  KPMG Peat Marwick LLP


Los Angeles, California
November 8, 1995, except as to
Note 14, which is as of March 28, 1996

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                           ASSETS
                                                                                     SEPTEMBER 30,
                                                                                     -------------
                                                                                 1995              1994
                                                                                 ----              ----
Current assets:
      Cash and short-term investments . . . . . . . . . . . . . . . . . . .    $39,669          $38,383
      Trade accounts receivable . . . . . . . . . . . . . . . . . . . . . .     13,621            5,480
      Refundable income taxes   . . . . . . . . . . . . . . . . . . . . .           --            6,301
      Deferred income taxes (Note 5)  . . . . . . . . . . . . . . . . . . .      2,178               --
      Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2,281            1,743
      Other current assets  . . . . . . . . . . . . . . . . . . . . . . . .      4,006            2,404
                                                                               -------          -------
            Total current assets  . . . . . . . . . . . . . . . . . . . . .     61,755           54,311

Note receivable from related party - building . . . . . . . . . . . . . . .        469               --
Equipment and leasehold improvements, net   . . . . . . . . . . . . . . . .      8,335            5,901
Capitalized software costs  . . . . . . . . . . . . . . . . . . . . . . . .      2,807            1,819
Other assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3,333              440
                                                                               -------          -------
                                                                               $76,699          $62,471
                                                                               =======          =======

                              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
      Accounts payable  . . . . . . . . . . . . . . . . . . . . . . . . . .    $13,582          $ 9,416
      Accrued liabilities . . . . . . . . . . . . . . . . . . . . . . . . .     13,880           10,233
      Notes payable to related parties  . . . . . . . . . . . . . . . .          1,093              652
      Current portion of long-term obligations  . . . . . . . . . . . . . .        255              157
      Accrued acquisition and restructuring charges (Notes 2 and 4) . . . .      3,455            4,706
                                                                               -------          -------
            Total current liabilities . . . . . . . . . . . . . . . . . . .     32,265           25,164

Long-term obligations, less current portion . . . . . . . . . . . . . . . .        164              701
                                                                               -------          -------

            Total liabilities . . . . . . . . . . . . . . . . . . . . . . .     32,429           25,865

Commitments and litigation (Notes 7 and 10)
Stockholders' equity:
      Preferred stock (authorized: 2,000; issued and
         outstanding: none) . . . . . . . . . . . . . . . . . . . . . . . .         --               --
      Common stock (authorized: 50,000 shares;
         issued and outstanding: 31,173 and 29,533 shares)  . . . . . . . .         31               30
      Treasury stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .       (559)             (27)
      Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . .     39,877           34,695
      Retained earnings . . . . . . . . . . . . . . . . . . . . . . . . . .      5,359            2,464
      Foreign currency translation adjustment . . . . . . . . . . . . . . .       (563)            (556)
      Notes receivable from directors for sale of stock . . . . . . . . . .        (70)              --
      Net unrealized gain on marketable securities  . . . . . . . . . . . .        195               --
                                                                               -------          -------

            Total stockholders' equity  . . . . . . . . . . . . . . . . . .     44,270           36,606
                                                                               -------          -------
                                                                               $76,699          $62,471
                                                                               ========         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                               YEAR ENDED SEPTEMBER 30,
                                                                               ------------------------
                                                                          1995          1994            1993
                                                                          ----          ----            ----
Net revenues  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $117,606      $ 84,715         $83,578
Cost of revenues  . . . . . . . . . . . . . . . . . . . . . . . . . .     34,884        27,403          24,534
                                                                        --------      --------         -------

      Gross margin  . . . . . . . . . . . . . . . . . . . . . . . . .     82,722        57,312          59,044

Operating expenses:
      Research and development  . . . . . . . . . . . . . . . . . . .     14,286         7,520           2,589
      Sales and marketing . . . . . . . . . . . . . . . . . . . . . .     30,624        27,107          25,775
      General and administrative  . . . . . . . . . . . . . . . . . .     20,704        20,908          20,716
      Acquisition, restructuring and other
        charges (Notes 2 and 4) . . . . . . . . . . . . . . . . . . .      7,409        12,863              --
      Litigation settlement (Note 10) . . . . . . . . . . . . . . .           --           615              --
                                                                        --------      --------         -------

      Total operating expenses  . . . . . . . . . . . . . . . . . . .     73,023        69,013          49,080

Operating income (loss)   . . . . . . . . . . . . . . . . . . . . . .      9,699       (11,701)          9,964
Interest income, net  . . . . . . . . . . . . . . . . . . . . . . . .      1,884         1,094           1,144
                                                                        --------      --------         -------
Income (loss) before income taxes . . . . . . . . . . . . . . . . .       11,583       (10,607)         11,108
Provision (benefit) for income taxes (Note 5) . . . . . . . . . . . .        331        (5,982)            639
                                                                        --------      --------         -------

Net income (loss)   . . . . . . . . . . . . . . . . . . . . . . . . .   $ 11,252       ($4,625)        $10,469
                                                                        ========      ========         =======

Net income (loss) per share:
      Primary . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $0 .35        ($0.16)          $0.35
                                                                        --------      --------         -------
      Fully diluted . . . . . . . . . . . . . . . . . . . . . . . . .     $0 .34        ($0.16)          $0.35
                                                                        --------      --------         -------

Shares used to compute net income (loss) per share:
      Primary . . . . . . . . . . . . . . . . . . . . . . . . . . . .     32,057        28,675          29,721
                                                                         -------      --------         -------
      Fully diluted . . . . . . . . . . . . . . . . . . . . . . . . .     32,999        28,675          29,721
                                                                         -------      --------          ------

Additional unaudited pro forma data (note 5):
      Income (loss) before taxes  . . . . . . . . . . . . . . . . . .   $ 11,583      ($10,607)        $11,108
      Pro forma income tax expense  . . . . . . . . . . . . . . . .        3,406           576           3,977
                                                                        --------      --------         -------
      Pro forma net income (loss) . . . . . . . . . . . . . . . . . .   $  8,177      ($11,183)        $ 7,131
                                                                        ========      ========         =======
Pro forma income (loss) per share:
      Primary . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $0 .26        ($0.39)          $0.24
                                                                        --------      --------         -------
      Fully diluted . . . . . . . . . . . . . . . . . . . . . . . . .     $0 .25        ($0.39)          $0.24
                                                                        ========      ========         =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                                          NOTES
                                                                                                                        RECEIVABLE
                                                                                                            FOREIGN        FROM
                                                   COMMON STOCK                   ADDITIONAL                CURRENCY     DIRECTORS
                                              --------------------    TREASURY     PAID-IN     RETAINED   TRANSLATION    FOR SALE
                                               SHARES      AMOUNT       STOCK      CAPITAL     EARNINGS    ADJUSTMENT    OF STOCK
                                              --------------------   ----------   ----------   --------   -----------   ----------
Balance, September 30, 1992,
  as reported  . . . . . . . . . . . . . . .   23,380        $23        ($27)      $23,980      $24,397         $42           --
Adjustment to reflect
  acquisitions (Note 14) . . . . . . . . . .    6,023          6          --         4,350          166          --           --
                                             ------------------------------------------------------------------------------------
Balance, September 30, 1992,
  as adjusted. . . . . . . . . . . . . . . .   29,403         29         (27)       28,330       24,563          42
Common stock options exercised
  (Note 6) . . . . . . . . . . . . . . . . .      100         --          --            40           --          --           --
Tax benefits arising from exercise of
  nonqualified stock options (Note 6). . . .       --         --          --           105           --          --           --
Net income . . . . . . . . . . . . . . . . .       --         --          --            --       10,469          --           --
Undistributed earnings of subchapter-S
  subsidiary (Note 14) . . . . . . . . . . .                                         9,305       (9,305)
Distributions to shareholders (Notes 2 & 14)       --         --          --        (9,372)          --          --           --
Foreign currency translation adjustment. . .       --         --          --            --           --        (623)          --
Net loss of Inset Systems, Inc
  excluded from results of operations. . . .       --         --          --            --         (162)         --           --
                                              ------------------------------------------------------------------------------------
Balance, September 30, 1993. . . . . . . . .   29,503        $29        ($27)      $28,408      $25,565       ($581)          --
Common stock options exercised . . . . . . .       30          1          --            10           --          --           --
Tax benefits arising from exercise of
  nonqualified stock options (Note 6). . . .       --         --          --            16           --          --           --
Net loss . . . . . . . . . . . . . . . . . .       --         --          --            --       (4,625)         --           --
Undistributed earnings of subchapter-S
  subsidiaries (Notes 2 & 14). . . . . . . .       --         --          --        18,476      (18,476)         --           --
Distributions to shareholders (Notes 2 & 14)       --         --          --       (12,215)          --          --           --
Foreign currency translation adjustment. . .       --         --          --            --           --          25           --
                                              ------------------------------------------------------------------------------------
Balance, September 30, 1994. . . . . . . . .   29,533        $30        ($27)      $34,695      $ 2,464       ($556)          --
                                              ====================================================================================

                                              UNREALIZED
                                               GAIN ON         TOTAL
                                              MARKETABLE   STOCKHOLDERS'
                                              SECURITIES      EQUITY
                                              ----------   -------------
Balance, September 30, 1992,
  as reported. . . . . . . . . . . . . . . .       --         $48,415
Adjustment to reflect
  acquisitions (Note 14) . . . . . . . . . .       --           4,522
                                              --------------------------
Balance, September 30, 1992,
  as adjusted. . . . . . . . . . . . . . . .                   52,937
Common stock options exercised
  (Note 6) . . . . . . . . . . . . . . . . .       --              40
Tax benefits arising from exercise of
  nonqualified stock options (Note 6). . . .       --             105
Net income . . . . . . . . . . . . . . . . .       --          10,469
Undistributed earnings of subchapter-S
  subsidiary (Note 14) . . . . . . . . . . .                       --
Distributions to shareholders (Notes 2 & 14)       --          (9,372)
Foreign currency translation adjustment. . .       --            (623)
Net loss of Inset Systems, Inc
  excluded from results of operations. . . .       --            (162)
                                              --------------------------
Balance, September 30, 1993. . . . . . . . .       --         $53,394
Common stock options exercised . . . . . . .       --              11
Tax benefits arising from exercise of
  nonqualified stock options (Note 6). . . .       --              16
Net loss . . . . . . . . . . . . . . . . . .       --          (4,625)
Undistributed earnings of subchapter-S
  subsidiaries (Notes 2 & 14). . . . . . . .       --              --
Distributions to shareholders (Notes 2 & 14)       --         (12,215)
Foreign currency translation adjustment. . .       --              25
                                              --------------------------
Balance, September 30, 1994. . . . . . . . .       --         $36,606
                                              ==========================

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                                    NOTES
                                                                                                                  RECEIVABLE
                                                                                                      FOREIGN        FROM
                                               COMMON STOCK                 ADDITIONAL               CURRENCY     DIRECTORS
                                          --------------------   TREASURY    PAID-IN     RETAINED   TRANSLATION    FOR SALE
                                           SHARES      AMOUNT      STOCK     CAPITAL     EARNINGS    ADJUSTMENT    OF STOCK
                                          --------------------   --------   ----------   --------   -----------   ----------
Balance, September 30, 1994 . . . . . . .  29,533        $30       ($27)     $34,695      $2,464       ($556)          --
Adjustment for Internetware, Inc.
  pooling of interests (Note 2) . . . . .     460          1         --            9         (46)         --           --
Adjustment for StarNine Technologies,
  Inc. pooling of interest (Note 2) . . .     524         --         --          223         245          --           --
Adjustment for Datastorm, Ltd.
  pooling of interests (Note 14)  . . . .      --         --         --          441          --          --           --
Acquisition of assets from Prospero
  (Note 2)  . . . . . . . . . . . . . . .     155         --         --        2,900          --          --           --
Exercise of StarNine Technologies,
  Inc. options (Note 2) . . . . . . . . .     149         --         --          224          --          --           --
Issuance of common stock by
  Inset Systems, Inc. . . . . . . . . .        63         --         --            5          --          --           --
Common stock options exercised
  (Note 6)  . . . . . . . . . . . . . . .     351         --         --          583          --          --          (70)
Treasury shares, at cost  . . . . . . . .     (62)        --       (532)          22          --          --           --
Tax benefits arising from exercise
  of nonqualified stock options
  (Note 6)  . . . . . . . . . . . . . . .      --         --         --           59          --          --           --
Undistributed earnings of subchapter-S
  subsidiaries  . . . . . . . . . . . . .      --         --         --        8,154      (8,154)         --           --
Capital contribution (Note 2) . . . . . .      --         --         --          450          --          --           --
Net income  . . . . . . . . . . . . . . .      --         --         --           --      11,252          --           --
Distributions to shareholders
  (Notes 2 & 14)  . . . . . . . . . . . .      --         --         --       (7,888)        (18)         --           --
Duplicate earnings elimination
  for poolings (Note 2) . . . . . . . . .      --         --         --           --        (384)         --           --
Net increase in unrealized gain . . . . .      --         --         --           --          --          --           --
Foreign currency
  translation adjustment  . . . . . . . .      --         --         --           --          --          (7)          --
                                          ---------------------------------------------------------------------------------
Balance, September 30, 1995 . . . . . . .  31,173        $31      ($559)     $39,877     $ 5,359       ($563)        ($70)
                                          =================================================================================

                                          UNREALIZED
                                           GAIN ON        TOTAL
                                          MARKETABLE   STOCKHOLDERS'
                                          SECURITIES      EQUITY
                                          ----------   -------------
Balance, September 30, 1994 . . . . . . .     --         $36,606
Adjustment for Internetware, Inc.
  pooling of interests (Note 2) . . . . .     --             (36)
Adjustment for StarNine Technologies,
  Inc. pooling of interest (Note 2) . . .     33             501
Adjustment for Datastorm, Ltd.
  pooling of interests (Note 14)  . . . .     --             441
Acquisition of assets from Prospero
  (Note 2)  . . . . . . . . . . . . . . .     --           2,900
Exercise of StarNine Technologies,
  Inc. options (Note 2) . . . . . . . . .     --             224
Issuance of common stock by
  Inset Systems, Inc. . . . . . . . . . .     --               5
Common stock options exercised
  (Note 6)  . . . . . . . . . . . . . . .     --             513
Treasury shares, at cost  . . . . . . . .     --            (510)
Tax benefits arising from exercise
  of nonqualified stock options
  (Note 6)  . . . . . . . . . . . . . . .     --              59
Undistributed earnings of subchapter-S
  subsidiaries  . . . . . . . . . . . . .     --              --
Capital contribution (Note 2) . . . . . .     --             450
Net income  . . . . . . . . . . . . . . .     --          11,252
Distributions to shareholders
  (Notes 2 & 14)  . . . . . . . . . . . .     --          (7,906)
Duplicate earnings elimination
  for poolings (Note 2) . . . . . . . . .     --            (384)
Net increase in unrealized gain . . . . .    162             162
Foreign currency
  translation adjustment  . . . . . . . .     --              (7)
                                          --------------------------
Balance, September 30, 1995 . . . . . . .   $195         $44,270
                                          ==========================

          See accompanying notes to consolidated financial statements.

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (IN THOUSANDS)

                                                                             YEAR ENDED SEPTEMBER 30,
                                                                             ------------------------
                                                                    1995                1994              1993
                                                                    ----                ----              ----
Cash flows from operating activities:
 Net income (loss)  . . . . . . . . . . . . . . . . . . . . . .  $ 11,252             ($4,625)         $ 10,469
 Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
   Depreciation and amortization of equipment
     and leasehold improvements . . . . . . . . . . . . . . . .     3,610               3,960             2,692
   Amortization of capitalized software costs . . . . . . . . .     1,575               3,171             3,133
   Write-off of property and equipment  . . . . . . . . . . .          --               1,719                --
   Write-off of capitalized software costs  . . . . . . . . .          --               3,701                --
   Write down of acquired assets of Prospero  . . . . . . . . .     2,900                  --                --
   Stock compensation . . . . . . . . . . . . . . . . . . . .          59                  --                --
   Elimination of duplicate net income from Landmark  . . . . .      (384)                 --                --
   Loss on sale or abandonement of assets . . . . . . . . . . . . . .  38                 271                 3
   Net loss of Inset excluded from results of operations  . .          --                  --              (162)
 Changes in assets and liabilities:
      Trade accounts receivable . . . . . . . . . . . . . . . .    (7,749)              5,333            (4,641)
      Refundable income taxes . . . . . . . . . . . . . . . . .     6,301              (6,301)               70
      Deferred income taxes . . . . . . . . . . . . . . . . .      (2,178)                 --                --
      Inventories . . . . . . . . . . . . . . . . . . . . . .        (435)                937               349
      Other current assets  . . . . . . . . . . . . . . . . . .    (1,565)              7,079             1,954
      Other assets  . . . . . . . . . . . . . . . . . . . . .        (203)             (5,453)             (863)
      Accounts payable  . . . . . . . . . . . . . . . . . . . .     5,342               4,267               324
      Accrued liabilities . . . . . . . . . . . . . . . . . . .     1,865               4,526               228
      Accrued restructuring charges . . . . . . . . . . . . .      (3,476)              5,321                --
      Foreign currency translation adjustment . . . . . . . .          16                  25              (623)
                                                                ---------            --------          --------
         Net cash provided by operating activities  . . . . .      16,968              23,931            12,933
                                                                ---------            --------          --------
Cash flows from investing activities:
  Purchases of short-term investments . . . . . . . . . . . . .  (111,989)            (61,351)          (25,276)
  Proceeds from sales and maturities of
   short-term investments . . . . . . . . . . . . . . . . . . .   106,289              59,131            24,345
  Capital expenditures  . . . . . . . . . . . . . . . . . . . .    (6,029)             (3,396)           (2,388)
  Capitalized software costs  . . . . . . . . . . . . . . . . .    (2,564)             (3,617)           (4,941)
  Purchase of minority interest in affiliates . . . . . . . .      (2,700)                 --                --
  Loan to related party for note receivable - building  . . . . . .  (469)                 --                --
  Advances (to) from affiliates   . . . . . . . . . . . . . .        (100)                137               800
  Opening cash balance of previously unconsolidated subsidiary  . . . 559                  --                --
  Proceeds from sale of assets  . . . . . . . . . . . . . . . . . . .  12                   5                --
  Accrued acquisition charges, net of cash acquired . . . . . .     2,525                  --                --
                                                                 --------            --------          --------
         Net cash used in investing activities  . . . . . . .     (14,466)             (9,091)           (7,460)
                                                                 --------            --------          --------
Cash flows from financing activities:
  Net proceeds from issuance of common stock  . . . . . . . . .     1,439                  11                40
  Proceeds from issuance of long-term obligations . . . . . .          43                 544                65
  Principal payments under long-term obligations  . . . . . . .      (482)               (555)             (108)
  Notes payable to related parties  . . . . . . . . . . . . .         441                 635               (23)
  Acquisition of treasury stock . . . . . . . . . . . . . . .        (532)                 --                --
  Distributions to stockholders . . . . . . . . . . . . . . .      (7,906)            (12,215)          (11,248)
                                                                 --------            --------          --------
         Net cash used in financing activities  . . . . . . . .    (6,997)            (11,580)          (11,274)
                                                                 --------            --------          --------
         Net increase (decrease) in cash and
          cash equivalents  . . . . . . . . . . . . . . . . . .    (4,495)              3,260            (5,801)
Cash and cash equivalents at beginning of period  . . . . . . .     9,879               6,619            12,420
                                                                 --------            --------          --------
Cash and cash equivalents at end of period  . . . . . . . . . .  $  5,384            $  9,879          $  6,619
                                                                 ========            ========          ========

Supplemental disclosure of cash flow information:
  Cash paid during the period for:
    Interest  . . . . . . . . . . . . . . . . . . . . . . . . .    $   20            $     34          $    29
    Income taxes  . . . . . . . . . . . . . . . . . . . . . . .     1,534                  --              650

  The accompanying notes are an integral part of these consolidated financial statements.

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1995, 1994 AND 1993


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


         Quarterdeck Corporation ("the Company") commenced operations as a California corporation on September 16, 1982, and was reincorporated in Delaware in 1991. The consolidated financial statements include the accounts of Quarterdeck Corporation and its wholly owned subsidiaries. See also notes 2 and 12. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition

         Revenue from the sale of software products is recognized upon shipment, where collection of the resulting receivable is probable and there are no significant obligations remaining. The estimated cost to fulfill technical support obligations to end users arising from the sale of software is accrued upon shipment. Certain limited rights of return and exchange from customers exist as defined by the Company's general distributor agreements.
The Company establishes allowances for estimated product returns and exchanges as a reserve against revenues. Provisions for sales returns and exchanges were approximately $8,205,000, $7,510,000 and $8,884,000 in fiscal 1995, 1994 and
1993, respectively. Revenue from the sale or licensing of intellectual property is recognized when all significant obligations of the Company have been met and no customer right of return exists.

Foreign Currency Translation

         Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are shown separately in stockholders' equity. Foreign currency transaction gains and losses are not material and are included in the determination of net income (loss).

Capitalized Software Costs

         Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," issued by the Financial Accounting Standards Board, the Company is required to capitalize certain software development and production costs once technological feasibility has been achieved. The cost of purchased software is capitalized when related to a product which has achieved technological feasibility or that has an alternative future use. For the year ended September 30, 1995, the Company did not capitalize any internal software development costs. Internal software development costs related to new products reaching technological feasibility during fiscal 1995 were immaterial. During fiscal 1995, the Company purchased and capitalized software amounting to $2,564,000. For the years ended September 30, 1994 and 1993, the Company capitalized $3,617,000 and $4,941,000 of software development and purchased software costs, respectively. Software development costs incurred prior to achieving technological feasibility as well as certain licensing costs are charged to research and development expense as incurred.

         Capitalized software development and purchased software costs are reported at the lower of unamortized cost or net realizable value. Commencing upon initial product release, these costs are amortized based on the straight-line method over the estimated life, generally one year for internal software development costs and twelve to thirty-six months for purchased software. Fully amortized software costs are removed from the financial records. For the years ended September 30, 1995, 1994 and 1993, the Company recorded $1,575,000, $3,171,000 and $3,133,000 of amortization of capitalized software costs, respectively, based on the straight-line method. Amortization of capitalized software costs is included in cost of revenues in the accompanying consolidated statement of operations.

  Inventories

         Inventories, consisting primarily of product packaging, documentation and media, is stated at the lower of cost or market (net realizable value). Cost is determined by the first-in, first-out (FIFO) method.

  Cash Equivalents and Short-Term Investments

         The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents at September 30, 1995 and 1994 amounted to $5,384,000 and $9,879,000, respectively.

         Short-term investments at September 30, 1995 amounted to $34,285,000 consisting of municipal bonds of $31,755,000, U.S. debt securities of $2,375,000 and corporate securities of $155,000. Effective October 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (FAS 115), "Accounting for Certain Investments in Debt and Equity Securities." Under FAS 115, the Company has classified its short-term investments as available-for-sale. Available-for-sale securities are stated at market value and unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholders' equity until realized. A decline in the market value of the security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security.

         Since the market value of short-term investments at October 1, 1994 approximated cost, the adoption of FAS 115 did not have a material effect on the Company's consolidated financial statements.

  Computation of Net Income (Loss) per Share

         The primary net income (loss) per common and common equivalent share for the years ended September 30, 1995, 1994 and 1993 has been computed using the weighted average number of common and dilutive common stock equivalent shares outstanding for each year as summarized below:


         YEAR ENDED SEPTEMBER 30,                         1995                   1994                    1993
- --------------------------------------------------------------------------------------------------------------
Weighted average common stock
  outstanding during the year . . . . . . . . . . . .  30,612,915             28,674,560            29,463,814
Common stock equivalents of
  stock options and warrants
  outstanding . . . . . . . . . . . . . . . . . . . .   1,443,997                     --               256,838
                                                       -------------------------------------------------------
Shares used in primary EPS
  calculation . . . . . . . . . . . . . . . . . . . .  32,056,912             28,674,560            29,720,652
                                                       =======================================================
Shares used in fully diluted
  EPS calculation . . . . . . . . . . . . . . . . . .  32,998,635             28,674,560            29,720,652
                                                       =======================================================

         The weighted average number of shares of common stock outstanding during each of the years has been adjusted to reflect the issuance of common stock in connection with the following acquisitions; 3,500,000 shares for Landmark Research International Corporation ("Landmark") (note 2), 921,000 shares for Inset Systems, Inc. ("Inset") (note 14), and 5,200,000 shares for Datastorm Technologies, Inc. ("Datastorm") (note 14). The weighted average number of shares of common stock outstanding for the year ended September 30, 1994, excluded 962,000 shares issued in connection with the above acquisitions, which are held in escrow, as their inclusion would be anti-dilutive.

         Additionally, effective October 1, 1994, the weighted average number of common shares has been adjusted to reflect the issuance of 460,000 and 524,000 shares of common stock issued in connection with the Internetware, Inc. and a related party (together "Internetware") and StarNine Technologies, Inc. ("StarNine") mergers, accounted for as immaterial pooling of interests, respectively, and 149,000 shares of common stock issued during the year ended September 30, 1995 relating to the Quarterdeck equivalent shares issued on the exercise of StarNine options.


  Reclassification

         In order to conform to evolving financial reporting practices by the software industry, the Company is reporting the amortization of capitalized software and technical support costs as cost of revenues for all periods presented. The Company had previously reported amortization of capitalized software as research and development expense, and technical support costs as sales and marketing expense.

         Certain additional items in prior year's consolidated financial statements have been reclassified to conform to the current year's presentation.

  Use of Estimates

         Management of the Company has made a number of estimates and assumptions relating to the reporting assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of short-term investments and trade accounts receivable. The Company's investment portfolio is diversified and consists of investment grade securities. The credit risk associated with trade accounts receivable is mitigated by the Company's credit evaluation process, reasonably short collection terms and the geographical dispersion of sales transactions.

  Depreciation and Amortization

         Depreciation and amortization of equipment and leasehold improvements is provided by the straight-line method over the estimated useful lives of the related assets as follows:

         Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . .  3 to 7 years
         Furniture and fixtures . . . . . . . . . . . . . . . . . . . .  5 to 7 years
         Leasehold improvements   . . . . . . . . . . . . . . . . . . .  Shorter of lease or useful life of asset
         Equipment under capital lease  . . . . . . . . . . . . . . . .  3 to 7 years

  Income Taxes

         In February 1992, the Financial Accounting Standards Board issued Statement No. 109 "Accounting for Income Taxes" (FAS 109) which adopts significant changes that apply to all companies that are subject to income taxes. The Company adopted the provisions of FAS 109 effective October 1, 1993. The application of FAS 109 had an immaterial effect on the Company's financial statements for periods prior to October 1, 1993.

  Pro Forma Data

         The consolidated statements of operations include a pro forma presentation for an estimated amount of income taxes which would have been recorded if Landmark and Datastorm had been C corporations for all periods presented.

NOTE 2.  ACQUISITIONS AND STRATEGIC INVESTMENTS

Pooling of Interests

         On June 30, 1995, Quarterdeck acquired Landmark, a developer of utility application software for personal computers. Quarterdeck issued 3,500,000 shares of common stock in exchange for all of the outstanding common stock of Landmark. The transaction was accounted for as a pooling of interests and therefore, the consolidated financial statements for all periods presented herein reflect the combined operations of Quarterdeck and Landmark. Consolidated financial statements for periods prior to October 1, 1992 will not be restated.

         Landmark had a calendar year end and, accordingly, the Landmark statement of income for the year ended December 31, 1994 has been combined with the Quarterdeck statement of operations for the fiscal year ended September 30, 1994. In order to conform Landmark's year end to Quarterdeck's fiscal year end, the consolidated statement of operations for the year ended September 30, 1995 includes three months (October, November and December 1994) for Landmark, which are also included in the consolidated statement of operations for the fiscal year ended September 30, 1994. Accordingly, an adjustment has been made to September 30, 1995 retained earnings for the duplication of net income of $384,000 for such three month period. Other results for such three month period of Landmark include net revenues of $3,257,000.

         Landmark's S corporation status terminated upon acquisition by Quarterdeck. Landmark's undistributed earnings at September 30, 1995, 1994 and 1993, have been re-classified to additional paid-in capital in the consolidated financial statements. Distributions to Landmark's stockholders, amounting to $2,114,000, $587,000 and $184,000 for the years ended September 30, 1995, 1994 and 1993, respectively have been charged to additional paid-in capital.

         On August 28, 1995, the Company issued 460,000 shares of its common stock in exchange for 100% of the outstanding shares of Internetware. The transaction was accounted for as an immaterial pooling of interests, and accordingly, the consolidated financial statements have been prepared as if Internetware had been combined beginning October 1, 1994. Consolidated financial statements for periods prior to October 1, 1994 have not been restated to reflect the effects of the Internetware acquisition. The Company recorded an adjustment to beginning equity to reflect the 460,000 shares issued in the transaction and Internetware's stockholders' deficiency of $36,000 at September 30, 1994. Acquisition costs paid by certain stockholders of Internetware, amounting to $450,000 have been recorded as acquisition expenses of the combined entities and a capital contribution.

         On September 29, 1995, the Company issued 672,667 shares of its common stock in exchange for 100% of the outstanding shares of StarNine. This transaction was accounted for as an immaterial pooling of interests, and accordingly, the consolidated financial statements have been prepared as if StarNine had been combined beginning October 1, 1994. Consolidated financial statements for periods prior to October 1, 1994 have therefore not been restated. The Company recorded an adjustment to beginning equity to reflect approximately 524,000 of the shares issued in the transaction (relating to the 2,729,400 shares of StarNine outstanding at September 30, 1994) and StarNine's stockholders' equity balance of $501,000 at September 30, 1994.

         In addition, during the period from October 1, 1994 to September 29, 1995 (closing date) activity related to StarNine options (with Quarterdeck equivalent shares) was as follows:

                                                                                          APPROXIMATE
                                                                                          QUARTERDECK
                                                          STARNINE       EXERCISE         EQUIVALENT
                                                           OPTIONS         PRICE            SHARES
                                                          -------------------------------------------
Outstanding at September 30, 1994 . . . . . . . . . . .     355,000     $0.25 - $0.29         68,000
   Options granted  . . . . . . . . . . . . . . . . . .     600,000     $0.29                115,000
   Options exercised  . . . . . . . . . . . . . . . . .    (775,000)    $0.25 - $0.29       (149,000)
   Options cancelled  . . . . . . . . . . . . . . . . .    (180,000)    $0.29                (34,000)
                                                           --------                         --------
Outstanding at September 29, 1995 (closing date)  . . .          --                               --
                                                        =============================================

         Between September 30, 1995 and March 31, 1996, the Company completed two additional acquisitions that are accounted for under the pooling of interests method (See Note 12); Quarterdeck issued 921,218 shares of its common stock in exchange for 100% of the outstanding shares of Inset Systems, Inc. and issued 5,200,000 shares of its common stock for 100% of the outstanding shares of Datastorm and Datastorm Technologies, Ltd.

         For a summary of the impact of the poolings on revenues and income
(loss) please refer to the table presented in Note 14.

         In connection with the 1995 mergers, the following merger transaction costs and expenses were recorded and have been charged to expense in fiscal 1995. These nonrecurring merger transaction costs and expenses include the following (in thousands):

                                        LANDMARK           STARNINE       INTERNETWARE     TOTAL
                                        ---------------------------------------------------------
Acquisition costs . . . . . . . . . .   $ 3,600             $1,200            $ 300       $ 5,100
Non-cash charges  . . . . . . . . .          --               (450)              --          (450)
Cash payments . . . . . . . . . . . .    (1,860)               (98)            (175)       (2,133)
Reversal of acquisition costs . . . .      (488)                --               --          (488)
                                        -------             -------------------------------------
Balance, September 30, 1995 . . . . .   $ 1,252             $  652            $ 125       $ 2,029
                                         ========================================================
 .

Purchase

         On September 28, 1995, the Company acquired the intellectual property assets of Prospero in exchange for common stock with a market value, as defined, of $2,950,000, or 154,693 shares, plus the assumption of $60,000 of liabilities, and transaction costs amounting to approximately $125,000. This transaction has been accounted for using the purchase method of accounting. At September 30, 1995, accrued transaction costs, assumed liabilities and stock registration fees amounted to approximately $196,000 and have been classified as accrued acquisition and restructuring charges.

         An allocation of the purchase price was made among the identifiable tangible and intangible assets, based on the fair market value of those assets using a risk adjusted income approach. Specifically, purchased research and development was identified and valued through extensive interviews and analysis of data concerning each Prospero development project. Expected future cash flows of each development project were discounted taking into account risks associated with the inherent difficulties and uncertainties in completing the project, and thereby achieving technological feasibility, and risks related to the viability of and potential changes in future target markets.

         This allocation resulted in $2,578,000 of purchased research and development which had not yet reached technological feasibility and did not have alternative future uses. Therefore, in accordance with generally accepted accounting principles, the $2,578,000 of purchased research and development is included in acquisition, restructuring and other charges in the accompanying consolidated statements of operations.


         Using the same methodology, purchased software was identified and valued. Expected future cash flows of each purchased software product were discounted taking into account risks related to the characteristics and applications of each product, existing and future markets, and assessments of the life cycle of each product. This analysis resulted in $557,000 of purchased software which had reached technological feasibility, and therefore was capitalized. The amount of purchase price allocated to purchased software resulted in a smaller value than that allocated to purchased research and development due to the relatively lower expected revenues generated by purchased software products and the importance of the research and development products to Quarterdeck products. The purchased software will be amortized over a period of 24 months.

         The following unaudited pro forma financial information presents the combined results of operations of the Company and Prospero as if the acquisition had occurred as of the beginning of the fiscal year ended September 30, 1994 (in thousands, except per share data):

                                                      FOR THE YEAR ENDED SEPTEMBER 30,
                                                    -----------------------------------
                                                        1995                      1994
                                                    -----------------------------------
         Revenues . . . . . . . . . . . . . . .     $117,719                    $84,805
         Net income (loss)  . . . . . . . . . .       10,869                     (7,452)

         Net income (loss) per share:
            Primary   . . . . . . . . . . . . . .      $0.34                     ($0.26)
                                                    ===================================
            Fully diluted . . . . . . . . . . . .      $0.33                     ($0.26)
                                                    ===================================

Other Investments

         In March 1995, the Company agreed to purchase a minority equity position in Limbex Corporation ("Limbex"), a company that holds the exclusive assignable license to certain intelligent Internet search technology. The agreement requires the Company to make four $200,000 installments through February 1996. The Company has accounted for this investment using the cost method. As of September 30, 1995, the Company had remitted the first two installments.

         In June 1995, the Company purchased a minority equity position in Lernout and Hauspie Speech Products N.V. ("Lernout and Hauspie"), a company that develops and licenses speech compression technology. This cash investment of $1,500,000 was accounted for using the cost method. Quarterdeck has paid a $405,000 non-refundable royalty to Lernout and Hauspie for technology that will be included in future products.

         In June 1995, the Company agreed to purchase a minority equity position in Intelligence at Large, Inc. ("IAL"), a company that develops Internet audio technology. The agreement requires the Company to make a total investment of $1,250,000, payable upon IAL achieving specified development milestones. The Company has accounted for this investment using the cost method. As of September 30, 1995, the Company had remitted $800,000 to IAL.

NOTE 3.  BALANCE SHEET INFORMATION

                                                                                      SEPTEMBER 30,
                                                                              -------------------------
                                                                                 1995              1994
                                                                              -------------------------
                                                                                     (in thousands)
      Cash and short-term investments:
        Cash and cash equivalents   . . . . . . . . . . . . . . . . . . . . .  $ 5,384          $ 9,879
        Short-term investments  . . . . . . . . . . . . . . . . . . . . . . .   34,285           28,504
                                                                               ------------------------
                                                                               $39,669          $38,383
                                                                               ========================

      Trade accounts receivable:
        Receivables   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $18,822          $ 9,106
        Less:  allowance for doubtful accounts  . . . . . . . . . . . .           (870)            (803)
        Less:  allowance for sales returns and marketing
                 development funds  . . . . . . . . . . . . . . . . . . . .     (4,331)          (2,823)
                                                                               ------------------------
                                                                               $13,621          $ 5,480
                                                                               ========================

      Other current assets:
        Prepaid royalties   . . . . . . . . . . . . . . . . . . . . . . . . .   $1,427           $  126
        Other prepaid expenses  . . . . . . . . . . . . . . . . . . . . . . .    1,345            1,139
        Notes receivable  . . . . . . . . . . . . . . . . . . . . . . . . .        100               --
        Advances to employees   . . . . . . . . . . . . . . . . . . . . . .          5               30
        Acquisition costs   . . . . . . . . . . . . . . . . . . . . . . . .        287               --
        Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        842            1,109
                                                                               ------------------------
                                                                                $4,006           $2,404
                                                                               ========================

      Equipment and leasehold improvements:
        Computer equipment  . . . . . . . . . . . . . . . . . . . . . . . . .  $14,710          $10,525
        Office furniture and equipment  . . . . . . . . . . . . . . . . . .      3,046            2,233
        Office furniture and equipment under capital leases   . . . . . . .         26              199
        Leasehold improvements  . . . . . . . . . . . . . . . . . . . . . . .    1,696            2,030
                                                                               ------------------------
                                                                                19,478          14,987
        Less:  accumulated depreciation and amortization  . . . . . . . . .    (11,143)         (9,086)
                                                                               -----------------------
                                                                               $ 8,335         $ 5,901
                                                                               =======================

      Capitalized software costs:
        Capitalized software costs  . . . . . . . . . . . . . . . . . . . .    $ 4,184         $ 3,475
        Less:  accumulated amortization   . . . . . . . . . . . . . . . .       (1,377)         (1,656)
                                                                               -----------------------
                                                                               $ 2,807         $ 1,819
                                                                               =======================

      Other assets:
        Investment in unconsolidated
          subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,700          $    --
        Notes receivable from employee  . . . . . . . . . . . . . . . . . .        125               --
        Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        508              440
                                                                               ------------------------
                                                                               $ 3,333          $   440
                                                                               ========================

      Accrued liabilities:
        Accrued expenses  . . . . . . . . . . . . . . . . . . . . . . . . .    $ 7,447          $ 4,963
        Accrued postcontract customer support   . . . . . . . . . . . . . .        584              553
        Accrued vacation  . . . . . . . . . . . . . . . . . . . . . . . .        1,877            1,377
        Accrued advertising   . . . . . . . . . . . . . . . . . . . . . . .      1,608              688
        Accrued litigation settlement   . . . . . . . . . . . . . . . . . .         --              615
        Other   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,387              989
        Deferred revenue  . . . . . . . . . . . . . . . . . . . . . . . . .        431            1,048
        Income taxes payable  . . . . . . . . . . . . . . . . . . . . . . .        546               --
                                                                               ------------------------
                                                                               $13,880          $10,233
                                                                               ========================

NOTE 4.  RESTRUCTURING AND OTHER CHARGES

         During the fourth fiscal quarter of 1994, management adopted a Company-wide restructuring plan designed to focus the Company's efforts on strategic product and market opportunities as well as to reduce its cost structure and improve its productivity and competitiveness. The results for the fourth quarter and fiscal year 1994 included a pre-tax charge totaling $12,863,000 relating to the restructuring activities and other non-recurring charges.

         The following is an analysis of the significant components of the fiscal 1994 restructuring and other charges and 1994 activity (in thousands):

                                                 TOTAL                         CASH PAID
                                           RESTRUCTURING AND     NON-CASH      IN FISCAL      ACCRUED AS OF
                                          NON-RECURRING COSTS     COSTS          1994      SEPTEMBER 30, 1994
                                          -------------------------------------------------------------------
Reduction of non-core
  product lines . . . . . . . . . . . . .     $ 4,367            $4,367          $ --             $   --
Discontinuance and
  consolidation of offices  . . . . . . .       5,320             1,365           245              3,710
Severance costs . . . . . . . . . . . . .         586               158           366                 62
Write-off property and
  equipment and other charges . . . . . .       2,590             1,526           130                934
                                              ----------------------------------------------------------


       Total  . . . . . . . . . . . . . .     $12,863            $7,416          $741             $4,706
                                              ==========================================================


         As part of the restructuring plan, certain non-core product lines and development efforts were reduced or eliminated. Capitalized acquired and developed software costs, inventory balances and other costs related to these reduced or eliminated product lines were written down to estimated net realizable value or written off and charged to restructuring and non-recurring charges at September 30, 1994.

         The restructuring plan included the discontinuance of certain U.S. and international sales and training offices, plus the consolidation and relocation of the Company's Santa Monica, California and Dublin, Ireland headquarters facilities. Related restructuring costs included the estimated lease obligations for offices and facilities which were, or were planned to be, closed, consolidated or relocated, estimated fixed asset write-offs for all effected offices, as well as other related costs. The estimated lease obligations included in restructuring costs were net of estimated negotiated reductions in lease obligations or sublease income expected to be derived by subleasing the facilities.

         As part of the restructuring plan, the Company reorganized its staff and reduced its workforce. Related severance costs consisted of involuntary termination payments, outplacement costs and other related costs.

         The Company wrote off excess equipment and recorded other pretax charges which resulted from the above restructuring activities.

         The following is an analysis of the activity for significant components of the fiscal 1994 restructuring charges in the fiscal year ended September 30, 1995 (in thousands):

                                                                   ADDITIONAL
                                                 REVERSAL OF      RESTRUCTURING      CASH
                                ACCRUED AS OF        PRIOR          EXPENSES        PAID IN    ACCRUED AS OF
                                SEPTEMBER 30,   RESTRUCTURING       INCURRED        FISCAL     SEPTEMBER 30,
                                     1994          ACCRUALS       IN FISCAL 1995      1995          1995
                                ---------------------------------------------------------------------------
Discontinuance and
  consolidation of offices  . . .  $3,710         ($1,728)            $  760      ($1,912)         $  830
Severance costs . . . . . . . .        62               --                --          (25)             37
Other charges . . . . . . . . . .     934            (264)             1,451       (1,758)            363
                                   ----------------------------------------------------------------------
Balances  . . . . . . . . . . . .  $4,706         ($1,992)            $2,211      ($3,695)         $1,230
                                   ======================================================================

         Reversal of prior restructuring accruals represent reductions in the restructuring charges based upon information obtained during fiscal 1995 or recent changes in management's strategic plans. The most significant credit amounting to approximately $1,120,000, relates to the reversal of an accrual established for the Company's previously anticipated consolidation of the Dublin lease. Management has decided to continue operations in Dublin as current year operations have increased significantly. Additional restructuring charges represent restructuring related expenses incurred in 1995 which were not known or could not be accrued at September 30, 1994 relating to the restructuring.

NOTE 5.  INCOME TAXES

         The components of the provision (benefit) for income taxes for the fiscal years ended September 30, 1995, 1994 and 1993, respectively, are as follows (in thousands):

                                                                   FEDERAL           STATE           TOTAL
                                                                   ---------------------------------------
1995:
  Current . . . . . . . . . . . . . . . . . . . . . . . . . . . . $2,330               179         $2,509
  Deferred  . . . . . . . . . . . . . . . . . . . . . . . . .     (2,021)             (157)        (2,178)
                                                                  ---------------------------------------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . .   $  309              $ 22         $  331
                                                                  ========================================

1994:
  Current . . . . . . . . . . . . . . . . . . . . . . . . . . .  ($5,984)             $  2        ($5,982)
  Deferred  . . . . . . . . . . . . . . . . . . . . . . . . .         --                --             --
                                                                 ----------------------------------------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . .  ($5,984)             $  2        ($5,982)
                                                                 ========================================

1993:
  Current . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  646            $  195         $  841
 Deferred . . . . . . . . . . . . . . . . . . . . . . . . . .       (187)              (15)          (202)
                                                                  ---------------------------------------
      Total . . . . . . . . . . . . . . . . . . . . . . . . . .   $  459               180         $  639
                                                                  =======================================


         The actual income tax expense (benefit) differs from the "expected" income tax expense (benefit) computed by applying the effective Federal income tax rate of 34% to income (loss) before income taxes as follows (in thousands):

                                                                            YEAR ENDED SEPTEMBER 30,
                                                                   ------------------------------------------
                                                                       1995            1994            1993
                                                                   ------------------------------------------
Expected income tax expense (benefit) . . . . . . . . . . . . . .   $3,938           $(3,606)         $ 3,777
Deferred tax asset not recognized . . . . . . . . . . . . . . .         --             2,853               --
Change in valuation allowance . . . . . . . . . . . . . . . . . .      483                --               --
State income taxes, net of Federal
  income tax benefit  . . . . . . . . . . . . . . . . . . . . . .       14                --              119
Net (income) loss on foreign subsidiary . . . . . . . . . . . . .     (608)            1,510               --
Net income of Subchapter S subsidiary . . . . . . . . . . . .       (3,014)           (6,444)          (3,257)
Tax exempt income benefit . . . . . . . . . . . . . . . . . . . .     (339)             (250)            (351)
Alternative minimum tax and other tax credits . . . . . . . . . .     (257)               --              232
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       (114)              (45)             119
                                                                    ------           -------           ------
                                                                    $  331           ($5,982)           $ 639
                                                                    =========================================

         At September 30, 1994, the Company had deferred tax assets amounting to $2,853,000, for which a full valuation allowance was provided. The deferred tax assets consisted of the tax effect from the expected future reversal of temporary differences, resulting in part from restructuring charges in fiscal 1994, which were not deductible for federal income tax purposes until the amounts are actually paid. Recognition of the deferred tax assets is dependent on a number of factors, including the timing of reversal of the temporary differences and an assessment of the future realizability of the deferred tax assets.

         The valuation allowance for deferred tax assets as of September 30, 1994 was $2,853,000. The net change in the total valuation allowance for the twelve months ended September 30, 1995 was an increase of $483,000. Of this amount, $2,661,000 resulted from increases in gross deferred tax assets offset by an increase in the total net deferred assets of $2,178,000. The increase in total net deferred assets resulted from the Company's revaluation of the realizability of the future income tax benefit occasioned by various events which occurred during the third and fourth quarters of fiscal 1995. The acquisition of four new businesses in the third and fourth quarters of fiscal 1995, which significantly increased revenues and the occurrence of other events, made it more likely than not that the various tax benefits would be realized. As a result, the carrying value of the net deferred tax benefit was increased by $2,178,000, which was recognized as a current period income tax benefit. These income tax benefits will be realized upon the Company earning approximately $6,400,000 of taxable income during the carryforward period.

         Management believes that it is more likely than not that it will generate taxable income sufficient to realize the deferred tax asset based on the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax benefit, the valuation allowance will be reduced through a credit to income.

         Under FAS 109, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amount of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets (liabilities) consist of the following (in thousands):

                                                                            YEAR ENDED SEPTEMBER 30,
                                                                    ----------------------------------------
                                                                       1995            1994            1993
                                                                    -----------------------------------------
Accrued restructuring charges . . . . . . . . . . . . . . . . . .     $311           $  684          $  --
Software development costs recognized
  as incurred for tax purposes  . . . . . . . . . . . . . . . . .       12             (401)           959
State taxes . . . . . . . . . . . . . . . . . . . . . . . . . . .        7              486           (183)
Allowance for sales returns   . . . . . . . . . . . . . . . . . .      837              669           (776)
Depreciation  . . . . . . . . . . . . . . . . . . . . . . . . . .      825              563             --
Allowance for doubtful accounts
  and other reserves  . . . . . . . . . . . . . . . . . . . . . .      997              879             26
Acquisition costs . . . . . . . . . . . . . . . . . . . . . . . .    1,591               --             --
Other, net  . . . . . . . . . . . . . . . . . . . . . . . . . . .      934              (27)          (228)
                                                                    --------------------------------------

         Gross deferred tax assets (liabilities)  . . . . . . . .    5,514            2,853           (202)

         Deferred tax assets, valuation allowance . . . . . . . .    3,336            2,853             --
                                                                    --------------------------------------

         Total net deferred tax assets (liabilities)  . . . . . .   $2,178          $    --          ($202)
                                                                    ======================================

         Prior to June 30, 1995, Landmark elected to be taxed as an S corporation whereby the income tax effects of Landmark's activities accrued directly to its shareholders. Landmark's S corporation election terminated on June 30, 1995, at the time of the acquisition. As a result, deferred income taxes under the provisions of FAS 109 were established and the effects are included in the consolidated condensed financial statements. Prior to March 31, 1996, Datastorm, which was acquired during March of 1996, was an S corporation whereby the income tax effects of Datastorm's activities accrued directly to its shareholders. Datastorm's S corporation election terminated upon acquisition by Quarterdeck and deferred income taxes under the provisions of FAS 109 will be established and the effects will be included in the company's financial statements beginning in the third fiscal quarter of 1996. The conversion to record the deferred tax attributes of Datastorm is not expected to have a material effect on the company's results of operations.

         The consolidated statements of operations include a pro forma presentation for income taxes which would have been recorded if Landmark and Datastorm had been C corporations for all periods presented.

NOTE 6.  STOCK OPTIONS AND WARRANTS

         In fiscal 1990, the Company adopted two stock option plans, the 1990 Directors' Stock Option Plan and the 1990 Stock Plan. Both plans have subsequently been amended. During 1995, the Company's Board of Directors approved an amendment to increase the number of shares of stock authorized for issuance under the 1990 Stock Plan from 3,000,000 to 6,000,000 shares, which amendment was approved by the shareholders on February 2, 1996. Under the amended terms of the 1990 Stock Plan, shares of common stock are reserved for issuance to employees and consultants pursuant to incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards or stock bonuses. The Company has never issued a stock appreciation right, a restricted stock award or a stock bonus. Under the terms of the 1990 Directors' Stock Option Plan, 300,000 shares are reserved for issuance to non-employee directors.

         1990 STOCK PLAN. Under the terms of the 1990 Stock Plan, options may not exceed 10 years in length. Incentive stock options are granted at 100% of fair market value. Non-qualified stock options may not be granted at less than 85% of fair market value, although the Company has always granted them at 100% of fair market value. Options outstanding under the 1990 Stock Plan are exercisable in varying increments commencing one year after date of grant and expire five to ten years from date of grant or upon earlier termination.
During fiscal 1995, the Company granted 522,772 stock options at exercise prices between $2.50 and $5.00 per share, 40,000 stock options at exercise prices between $5.01 and $10.37 per share, and 1,639,583 stock options at exercise prices between $10.38 and $17.50 per share. During fiscal 1994, the Company granted 10,000 stock options at an exercise price of $2.50, 485,700 stock options at an exercise price of $2.00 per share and 503,600 stock options at an exercise price of $2.25 per share. During fiscal 1993, the Company granted 580,000 stock options at an exercise price of $3.563 per share and 49,000 stock options at an exercise price of $3.063 per share.

         During fiscal 1995, 205,650 options were exercised and 268,550 options were cancelled. During fiscal 1994, 7,501 options were exercised and 481,399 options were cancelled. During fiscal 1993, 26,500 options were exercised and 68,525 options were cancelled. At September 30, 1995, 3,382,380 options were outstanding and 468,700 options were exercisable under the 1990 Stock Plan.

         1990 DIRECTORS' STOCK OPTION PLAN. Under the terms of the 1990 Directors' Stock Option Plan, options are exercisable in varying increments and expire within five years or upon earlier directorship termination. During fiscal 1995, 15,000 stock options were granted at an exercise price of $4.00 per share, 52,500 options were exercised, and no options were cancelled.
During fiscal 1994, 30,000 options were granted at an exercise price of $2.625 per share and 15,000 options were granted at an exercise price of $2.25 per share. During fiscal 1994, 2,500 options were exercised and no options were cancelled. During fiscal 1993, the Company granted 15,000 stock options at an exercise price of $3.50 per share, 30,000 stock options were exercised and no options were cancelled. At September 30, 1995, 50,000 options were outstanding under the 1990 Directors' Stock Option Plan and 30,000 options were exercisable.

         1989 NON-QUALIFIED STOCK PLAN. In October 1989, the Company adopted its 1989 Non-Qualified Stock Plan pursuant to which options were granted at prices determined by the Board of Directors. The options were exercisable in varying increments and expire five years from date of grant or upon earlier termination of employment. No additional options may be granted under this plan. A total of 385,000 option shares at an option price of $0.10 per share have been granted pursuant to the plan, all of which were granted in October 1989. During fiscal 1995, 93,125 options were exercised and no options were cancelled. During fiscal 1994, 20,250 options were exercised and no options were cancelled. During fiscal 1993, 23,250 options were exercised and 625 options were cancelled. At September 30, 1995, no other options were outstanding and exercisable under the 1989 Non-Qualified Stock Plan and accordingly, the plan was terminated.

         To the extent the Company derives a tax benefit from options exercised by employees, such benefit is credited to paid-in capital when realized on the Company's income tax return. Tax benefits realized totaling $59,000, $16,000 and $105,000 were credited to paid-in capital in fiscal 1995, 1994 and 1993, respectively.

         A summary of all stock option and warrant activity in the three-year period ended September 30, 1995 is as follows:

                                                                                                      OPTION
                                                                            SHARES                    RANGE
                                                                           ---------------------------------------
         Outstanding at September 30, 1992  . . . . . . . . . . . . . .       827,100            $0.10  -   $17.50
           Options granted  . . . . . . . . . . . . . . . . . . . . . .       644,000             3.06  -     3.56
           Options and warrant exercised  . . . . . . . . . . . . . .         (99,750)            0.10  -     0.62
           Options cancelled  . . . . . . . . . . . . . . . . . . . .         (69,150)            0.10  -    17.50
                                                                            ---------

         Outstanding at September 30, 1993  . . . . . . . . . . . . . .     1,302,200             0.10  -    17.50
           Options granted  . . . . . . . . . . . . . . . . . . . . . .     1,044,300             2.00  -     2.63
           Options exercised  . . . . . . . . . . . . . . . . . . . .         (30,251)            0.10  -     3.56
           Options cancelled  . . . . . . . . . . . . . . . . . . . . .      (481,399)            0.62  -    17.50
                                                                            ---------

         Outstanding at September 30, 1994  . . . . . . . . . . . . . .     1,834,850             0.10  -    17.50
           Options granted  . . . . . . . . . . . . . . . . . . . . . .     2,217,355             2.50  -    17.50
           Options exercised    . . . . . . . . . . . . . . . . . . .        (351,275)            0.10  -    17.50
           Options cancelled  . . . . . . . . . . . . . . . . . . . . .      (268,550)            2.00  -    17.50
                                                                            ---------

         Outstanding at September 30, 1995  . . . . . . . . . . . . . .     3,432,380            $2.00  -   $17.50
                                                                            =========            =====      ======

NOTE 7.  COMMITMENTS

         The Company leases facilities under operating leases that expire through fiscal 2016. Rental expense for the years ended September 30, 1995, 1994 and 1993 amounted to approximately $3,076,000, $3,468,000 and $2,866,000, respectively.

         Minimum annual rental payments under these leases are as follows (in thousands):

         Year ending September 30:
               1996 . . . . . . . . . . . . . . . . . . . . . . . $3,303
               1997 . . . . . . . . . . . . . . . . . . . . . .    2,933
               1998 . . . . . . . . . . . . . . . . . . . . . . .  2,610
               1999 . . . . . . . . . . . . . . . . . . . . . . .  2,537
               2000 . . . . . . . . . . . . . . . . . . . . . . .  2,331
               Thereafter . . . . . . . . . . . . . . . . . . .   12,453
                                                                 -------
                                                                 $26,167
                                                                 =======

         Accumulated depreciation related to equipment under capital leases was $143,000 and $130,000 at September 30, 1994, and 1993, respectively. The Company has no equipment under capital leases as of September 30, 1995.

NOTE 8.  STOCKHOLDER RIGHTS PLAN

         In September 1992, the Company made a dividend distribution of one preferred share purchase right for each outstanding share of common stock. The rights trade with the common stock and only become exercisable, or transferable apart from the common stock, ten business days after a person or group (Acquiring Person) acquires beneficial ownership of, or commences a tender or exchange offer for, 15% or more of the Company's common stock. Each right, under certain circumstances, entitles its holder to acquire one one-hundredth of a share of a newly created Series A Junior Participating Preferred Stock, par value $0.001 per share, at a price of $35, subject to adjustment. If 15% of the Company's common stock is acquired, or a tender offer to acquire 15% of the Company's common stock is made, each right not owned by an Acquiring Person will entitle the holder to purchase at the exercise price, Company common stock having a market value of twice the exercise price of the rights. In addition, if the Company is acquired in a merger or other business combination, the rights will entitle a holder to buy a number of shares of common stock of the acquiring Company having a market value of twice the exercise price of each right. The rights may be redeemed by the Company at $0.01 per right at any time until a 15% position has been acquired. The rights expire on August 22, 2002, and at no time have voting power.

NOTE 9.  EMPLOYEE BENEFIT PLANS

         In January 1991, the Company adopted a defined contribution 401(k) plan. Employees must be full-time employees at least 21 years of age and must have completed at least 12 consecutive months of service to be eligible for the plan. Participants may contribute 1% to 15% of their compensation. During fiscal 1993, the Board of Directors approved a Company match of 25% of employee contributions up to 5% of eligible compensation. The Company match was increased to 50% of employee contributions up to 5% of eligible compensation for calendar 1995. The Company's matching contributions totaled $112,000 and $96,000 for fiscal 1995 and 1994, respectively.

         Employees of the Company's Datastorm subsidiary participated in the Datastorm Technologies, Inc., Integrated Profit Sharing Plan and Trust ("Plan"). Annually, Datastorm contributed to the Plan an amount determined by the Datastorm Board at its discretion. Profit sharing expense totaled $713,000 and $451,000 for the years ended September 30, 1995 and 1994, respectively. To participate in the Plan, an employee must have completed six months of service with Datastorm and attain the age of 20.5 years. To qualify for the Employer Contribution to the Plan, participants must complete 1,000 hours of service during a Plan year and be employed by the Company on the last day of the Plan year. For each Plan year the Employer contributes to the Plan, the Trustees will allocate this contribution to the separate accounts maintained for participants. An employee-participant may (but is not required to) contribute to the Plan. Participant accounts are invested among five investment funds as directed by the participant.

         Subsequent to the acquisition of Datastorm, the Plan has been modified and merged with the Company plan discussed above.

NOTE 10.  LITIGATION

         On May 26, 1995, a Final Judgment and Order of Dismissal was entered in the In Re Quarterdeck Office Systems, Inc. securities litigation in the United States District Court, Central District of California. The judgment approved the settlement of the litigation. The settlement involved a payment of $3,900,000 of which approximately $585,000 was paid by the Company in the current year and the balance was paid directly by the Company's insurance carrier.

         The Company is a defendant in an action initially commenced on June 29, 1995 by Corum Group Ltd., in King County (Washington) Superior Court against Landmark Research International Corporation ("Landmark"). On July 7, 1995, Corum filed an amended complaint asserting tort and breach of contract claims against the Company and two former shareholders of Landmark. The lawsuit arises out of the Company's acquisition of Landmark on June 30, 1995. Corum claims that it acted as a "broker" in the transaction and is seeking approximately $2,900,000 it claims it is owed as a commission with respect to the acquisition. The Company removed the action to U.S. District Court (Case No. 95-1126WD, United States District Court, Western District of Washington) and has asserted affirmative defenses, counter claims and third-party claims. Subsequent to the end of the year, the Company settled this case. The settlement of this matter did not have a material adverse impact on the results of operations of the Company.

         The Company is a defendant in various other pending claims and lawsuits. Management believes that the disposition of such matters will not have a material adverse impact on the results of operation or financial position of the Company.

NOTE 11.  MAJOR CUSTOMERS AND SEGMENT INFORMATION

         The Company sells its products primarily through distributors and dealers. Two of the largest distributors of Quarterdeck products are also the two largest distributors of Datastorm's products. Sales to these distributors by Quarterdeck, inclusive of Datastorm sales, have individually accounted for 31% and 14%; 39% and 19%; and 29% and 25% of the Company's consolidated net revenues for the years ended September 30, 1995, 1994 and 1993, respectively.

         Quarterdeck is engaged in a single business segment - the development and marketing of personal computer software.

         Geographic information is as follows (in thousands):

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                --------------------------------------
                                                                1995            1994            1993
                                                                --------------------------------------
Net revenues:
         United States  . . . . . . . . . . . . . . . . . . .  $ 98,591         $75,425         $74,749
         Europe . . . . . . . . . . . . . . . . . . . . . . .    13,809           5,833           7,649
         Other  . . . . . . . . . . . . . . . . . . . . . . .     5,206           3,457           1,180
                                                               ----------------------------------------
                                                               $117,606         $84,715         $83,578
                                                               ========================================

         Net revenues from foreign locations are attributable to export shipments from the Company's United States operations, as well as $14,047,000, $6,106,000 and $7,922,000 of shipments during fiscal 1995, 1994 and 1993, respectively, from the Company's European operations based in the United
Kingdom.

Operating income (loss):
         United States  . . . . . . . . . . . . . . . . . . . .  $ 7,342        ($7,589)        $ 9,903
         Europe . . . . . . . . . . . . . . . . . . . . . . . .    2,357         (4,112)             61
                                                                 --------------------------------------
                                                                 $ 9,699       ($11,701)        $ 9,964
                                                                 ======================================

Identifiable assets:
         United States  . . . . . . . . . . . . . . . . . . . .  $71,130        $60,215         $60,963
         Europe . . . . . . . . . . . . . . . . . . . . . . . .    5,569          2,256           3,710
                                                                 --------------------------------------
                                                                 $76,699        $62,471         $64,673
                                                                 ======================================

NOTE 12  NOTE RECEIVABLE FROM RELATED PARTY

         Prior to being acquired by Quarterdeck, Datastorm loaned to a partnership, whose partners were Datastorm shareholders, funds the partnership used to commence the construction of a new building which is planned to house Datastorm. At September 30, 1995 the partnership owned the building. The note bears interest at the applicable federal midterm rate and is payable on demand. The partners are now shareholders and employees or consultants of Quarterdeck.. In connection with the acquisition, the Company is obligated to acquire the building from the partnership. The Company plans to complete the acquisition of the building in the near future (approximately June, 1996). It is planned to be acquired in exchange for, among other things, cancellation of the Note receivable.

NOTE 13  CERTAIN RELATED PARTY TRANSACTIONS

The Company's Datastorm subsidiary sells products to Datastorm Ltd., a foreign company that was acquired by Quarterdeck as part of the Datastorm acquisition. Datastorm Ltd. was affiliated with Datastorm (U.S.) through common ownership. The accompanying financial statements include the results of operations, for the year ended December 31, 1995 and financial position as of December 31, 1995 of Datastorm Ltd. Intercompany transactions for this period have been eliminated in consolidation. The results from this entity are immaterial for all periods prior to January 1, 1995 and are, therefore, not included. Sales to Datastorm Ltd. totaled $1,413,000 and $1,383,000 in 1994 and 1993, respectively. As a result of these sales, outstanding receivables from Datastorm Ltd. as of December 31, 1994 and 1993, totaled $410,000 and $479,000, respectively.

The Company's Datastorm subsidiary leases office and warehouse space from Three Guys With a Building partnership, a company that was affiliated to Datastorm through common ownership. The partners of such partnership are now shareholders and employees or consultants of Quarterdeck. The lease expires on December 31, 2001, however, as a result of the acquisition and upon completion of a new office building currently under construction for the Company by the partnership, the existing lease will be terminated at no cost to the Company. Lease expense for 1995, 1994 and 1993 totaled $686,000, $667,000 and $632,000 respectively.

The Company's Datastorm subsidiary owed Intersoft, Inc., an Interest Charge Domestic International Sales Corporation ("IC-DISC") affiliated to Datastorm through common ownership, $1,015,000 and $527,000 as of December 31, 1995 and 1994, for commission expenses and interest related to international sales. These amounts are included in notes payable to related parties. Loans were entered into at the end of each month for each month's commission expense. Simple interest was accrued at the applicable federal midterm rate. The loans and related accrued interest were paid in full during the second quarter of fiscal 1996. Intersoft, Inc. was formed on December 31, 1993. An election to treat Intersoft, Inc. as an IC-DISC was made effective January 1, 1994.


NOTE 14.  SUBSEQUENT EVENTS

         Acquisition of Inset On December 29, 1995, Quarterdeck acquired Inset, a developer of utility application software for personal computers. The Company issued 921,218 shares of common stock in exchange for all of the outstanding common stock of Inset. This business combination has been accounted for as a pooling of interests combination and accordingly, the consolidated financial statements for all periods presented herein have been restated to include the accounts and results of operations of Inset.

         The merger agreement provides for an escrow arrangement whereby 10% of the shares issued in the merger, or 92,122 shares, (allocated pro rata based on the number of shares issued to each Inset shareholder) will be held in escrow until the earlier of December 29, 1996 or the date the first audit of the Company's consolidated financial statements which includes the results of operations of Inset has been completed. The escrow shares shall serve as collateral for the general representations and warranties of the Inset shareholders contained in the merger agreement.

         Inset had a fiscal year end of March 31, and, accordingly, Inset's statement of operations for the year ended March 31, 1993 has been combined with the Company's statement of operations for the fiscal year ended September 30, 1993. Accordingly, Inset's results of operations for the six months ended September 30, 1993 have been excluded from the consolidated statement of operations. Therefore, Inset's results of operations for the six months ended September 30, 1993 have been included as an adjustment to stockholders' equity to properly reflect the balance at September 30, 1995.

         Acquisition of Datastorm On March 28, 1996, Quarterdeck consummated the acquisition of Datastorm, the developer and publisher of Procomm Plus, one of the industry's leading data communications products. Quarterdeck issued 5.2 million shares of common stock in exchange for all of the outstanding stock of Datastorm. The transaction was accounted for as a pooling of interests and therefore, the consolidated financial statements for all periods presented herein have been restated to reflect the combined operations of Quarterdeck and Datastorm.

         The Agreement and Plan of Reorganization ("Agreement") provides for an escrow arrangement whereby 10% of the shares issued in the merger, or 520,000 shares, (allocated pro rata based on the number of shares issued to each Datastorm shareholder) will be held in escrow until the earlier of March 28, 1997 or the date the first audit of the Company's consolidated financial statements which includes the results of operations of Datastorm has been completed. The escrow shares shall serve as collateral for the general representations and warranties of the Datastorm shareholders contained in the Agreement.

         Datastorm had a calendar year end and accordingly, the Datastorm statement of operations for the year ended December 31, 1995, was restated and combined with the Quarterdeck statement of operations for the fiscal year ended September 30, 1995. In order to conform Datastorm's year end to Quarterdeck's fiscal year end, the consolidated unaudited condensed statement of operations for the six months ended March 31, 1996, as reported in the Copmpany's report on form 10-Q dated March 31, 1996, includes three months (October, November, December 1995) for Datastorm, which are included in the consolidated statement of operations for the fiscal year ended September 30, 1995. Accordingly an adjustment has been made to retained earnings during the three months ended March 31, 1996 for the duplication of net income of $771,000 for the three month period ended December 31, 1995. Financial information related to Datastorm's fiscal years ended December 31, 1994 and 1993 combined with financial information related to Quarterdeck's fiscal years ended September 30, 1994 and 1993, respectively.

         Datastorm's S corporation status terminated upon acquisition by Quarterdeck. Datastorm's undistributed earnings at September 30, 1995, and all prior periods, have been reclassified to additional paid-in-capital in the accompanying consolidated financial statements in accordance with pooling of interests accounting. Accordingly, distributions by Datastorm to Datastorm shareholders have been charged to additional paid-in-capital.

         The Company recorded acquisition and related restructuring costs amounting to $7.3 million for financial advisory, legal, accounting services, personnel severance and benefits, and other related expenses in connection with the acquisitions of Datastorm and Inset. These costs have been reflected in the consolidated unaudited condensed statements of operations and balance sheets of the combined companies for the period ended March 31, 1996, as filed with the Securities and Exchange Commission on May 15, 1996.

         The results of operations previously reported by the separate enterprises, that are discussed above and in Note 2, and the combined amounts presented in the accompanying consolidated financial statements are summarized below:

                                                           YEAR ENDED SEPTEMBER 30,
                                  -------------------------------------------------------------------------
                                          1995                       1994                     1993
                                  --------------------     ------------------------    --------------------
                                               NET                       NET                          NET
                                      NET     INCOME         NET        INCOME           NET        INCOME
                                   REVENUES   (LOSS)       REVENUES     (LOSS)        REVENUES      (LOSS)
                                  --------------------------------------------------------------------------
Quarterdeck Corporation . . . . .  $54,986    $2,744       $26,753      ($21,171)      $44,939      $1,241
Landmark Research
  International, Inc. . . . . . .   11,236     1,309        11,953         2,323         8,070         247
StarNine Technologies, Inc. . . .    3,981        38            --            --            --          --
Internetware, Inc.  . . . . . . .      444      (202)           --            --            --          --
Inset Systems, Inc. . . . . . . .    6,394       134         4,022        (1,929)        4,360         (27)
Datastorm   . . . . . . . . . . .   40,499     6,990        42,402        16,242        26,798       9,305
Pooling Adjustments . . . . . . .       66       239          (415)          (90)         (589)       (297)
                                   -------    ------        ------       -------        ------      ------

Restated Quarterdeck  . . . . . . $117,606   $11,252       $84,715       ($4,625)      $83,578     $10,469
                                  ========   =======       =======       =======       =======     =======

         Net revenues and net income for Landmark, StarNine and Internetware for the year ended September 30, 1995 reflect the results of each entity for only the period prior to the date of being acquired by Quarterdeck. Results subsequent to the date of the merger(s) are included with Quarterdeck's operations. Net revenue and net income (loss) for 1994 and 1993 reflect the separate results of Landmark for those periods. Net revenue and net income
(loss) for all periods presented above reflect the separate results for Inset and Datastorm. Pooling adjustments were made primarily to conform accounting policies to those of the Company.

     During the year ended September 30, 1994, Inset granted 65,811 options (55,807 Quarterdeck equivalent shares). During the year ended September 30, 1995 and for the period from October 1, 1995 to December 29, 1995 (closing date) activity related to these options (stated with the approximate Quarterdeck equivalent shares) was as follows:


         QUARTERDECK                                                               INSET            EXERCISE
         EQUIVALENT                                            OPTIONS             PRICE             SHARES
         -----------                                           -------             -----            --------
Outstanding at September 30, 1994 . . . . . . . . . . . . .     66,153         $0.45 - 0.50           56,097
     Options granted  . . . . . . . . . . . . . . . . . . . .   14,000         $0.00                  11,872
     Options exercised  . . . . . . . . . . . . . . . . . .     (8,783)        $0.50                  (7,448)
Outstanding at September 30, 1995 . . . . . . . . . . . . . .   71,370         $0.00 - 0.50           60,521
                                                               -------                               -------
     Options exercised  . . . . . . . . . . . . . . . . . .    (41,770)        $0.45 - 0.50          (35,420)
                                                               -------                               -------
Outstanding at December 29, 1995 (closing date) . . . . . . .   29,600         $0.00 - 0.45           25,101
                                                               =======         ============          =======

         Bank Credit Line: On February 14, 1996 the Company obtained an unsecured revolving line of credit from a bank and may borrow the lesser of 80% of Eligible Accounts Receivable or $12 million. The current term of the line of credit matures February 13, 1997. The line can be used for general corporate purposes, including investments and acquisitions, and bears interest, at the Company's option, at either the bank's reference (prime) interest rate or the U.S. offshore rate plus a margin of 1.25% on the first $6 million of borrowings and a margin of 1.50% thereafter. The line is subject to the Company complying with certain customary financial covenants and restrictions, including a prohibition of the payment of dividends, other than those payable solely in capital stock, and a prohibition of any stock repurchase activity.


         Issuance of Convertible Notes: On March 28, 1996, the Company issued $25 million principal amount of 6% Convertible Senior Subordinated Notes, due 2001 ("Notes"), to an institutional investor in a private placement pursuant to the terms of a Note Agreement, dated March 1, 1996. The Notes are convertible generally after April 1, 1997, at an initial conversion price of $21.18 per share. The conversion price is adjustable for certain below market equity issuances and the Notes contain other customary anti-dilution provisions. Subject to complying with other certain terms, the Notes may be prepaid without penalty, subject to conversion, anytime between April 1997 and April 1999 if the Company's Common Stock had been trading, for 20 of the 30 trading days preceding notice of prepayment, approximately 18% above the then current conversion price.

NOTE 15.  SELECTED QUARTERLY DATA (UNAUDITED)

                                                                            QUARTER ENDED
                                       -------------------------------------------------------------------------------------------
                                        SEP. 30,   JUN. 30,   MAR. 31,    DEC. 31,    SEP. 30,    JUN. 30,   MAR. 31,     DEC. 31,
                                          1995       1995       1995        1994        1994        1994       1994         1993
                                       -------------------------------------------------------------------------------------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues  . . . . . . . . . . . .   $31,304    $28,091     $30,555    $27,656    $ 22,444     $23,150    $18,292      $20,829
Cost of revenues  . . . . . . . . . .     9,876      8,120       9,182      7,706       7,848       7,599      5,981        5,975
                                        -----------------------------------------------------------------------------------------

  Gross margin  . . . . . . . . . . .    21,428     19,971      21,373     19,950      14,596      15,551     12,311       14,854

Operating expenses:
  Research and development  . . . . .     3,746      3,937       3,342      3,261       3,139       1,691      1,721          969
  Sales and marketing . . . . . . . .     9,304      7,699       7,045      6,576       7,536       6,447      6,397        6,727
  General and administrative  . . . .     4,924      4,913       5,982      4,885       6,591       5,794      4,503        4,020
  Acquisition, restructuring
    and other charges . . . . . . . .     3,806      3,459         160        (16)     12,863          --         --           --
  Litigation settlement . . . . . . .        --         --          --         --         615          --         --           --
                                      --------------------------------------------------------------------------------------------

  Total operating expenses  . . . . .    21,780     20,008      16,529     14,706      30,744      13,932     12,621       11,716

Operating income (loss) . . . . . . .      (352)       (37)      4,844      5,244     (16,148)      1,619       (310)       3,138
Interest income, net  . . . . . . . .       605        600         438        241         397         258        225          214
                                        -----------------------------------------------------------------------------------------

Income (loss) before income taxes . .       253        563       5,282      5,485     (15,751)      1,877        (85)       3,352
Provision (benefit) for income taxes.       (24)        33          (1)       323      (3,456)     (1,354)      (839)        (333)
                                        -----------------------------------------------------------------------------------------

Net income (loss) . . . . . . . . . .      $277       $530     $ 5,283    $ 5,162    ($12,295)     $3,231       $754       $3,685
                                        =========================================================================================

Net income (loss) per share . . . . . .   $0.01      $0.02       $0.17      $0.17      ($0.43)      $0.11      $0.03         0.13
                                        =========================================================================================
Shares used to compute net
  income (loss) per share . . . . . .    30,405     30,649      31,031     30,424      28,654      29,169     29,167       29,162
                                        =========================================================================================

Additional unaudited pro forma
  data (note 5):
  Income (loss) before taxes  . . . .      $253       $563     $ 5,282     $5,485    ($15,751)     $1,877       ($85)      $3,352
  Pro forma income tax expense
    (benefit) . . . . . . . . . . . .       243        648         867      1,648      (1,802)      1,002        129        1,247
                                        -----------------------------------------------------------------------------------------
  Pro forma net income (loss) . . . .       $10      ($ 85)    $ 4,415    $ 3,837    ($13,949)       $875      ($214)      $2,105
                                        =========================================================================================
  Pro forma net income (loss)
    per share . . . . . . . . . . . .     $0.00      $0.00       $0.14      $0.13      ($0.49)      $0.03     ($0.01)       $0.07
                                        =========================================================================================


  The accompanying notes are an integral part of these consolidated financial statements.

 Certain items in the quarterly data have been reclassified to conform to the
                     September 1995 quarter presentation.

                    QUARTERDECK CORPORATION AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                  YEAR ENDED SEPTEMBER 30, 1995, 1994 AND 1993
                                 (IN THOUSANDS)

                                                        BALANCE        ADDITIONS
                                                         AT             CHARGED                         BALANCE
SEPTEMBER                                             BEGINNING           TO                            AT END
   30,                    ITEM                       OF THE YEAR       EXPENSES        DEDUCTIONS     OF THE YEAR
- ------------------------------------------------------------------------------------------------- ---------------
    1995         Allowance for
                   doubtful accounts  . . . . . . . . . . $803         $  333          ($266) (1)          $870

    1994         Allowance for
                   doubtful accounts  . . . . . . . . . .  724            265           (186) (1)           803

    1993         Allowance for
                   doubtful accounts  . . . . . . . . .    505            394           (175) (1)           724


    1995         Inventory obsolescence
                   reserve  . . . . . . . . . . . . . .  1,086            119           (529)               676

    1994         Inventory obsolescence
                   reserve  . . . . . . . . . . . . . .    633            453              --             1,086

    1993         Inventory obsolescence
                   reserve  . . . . . . . . . . . . . .    235            398              --               633


    1995         Sales returns and marketing
                   development fund reserve . . . . . .  2,823          8,205         (6,697) (2)         4,331

    1994         Sales returns and marketing
                   development fund reserve . . . . . .  3,941          7,510         (8,628) (2)         2,823

    1993         Sales returns and marketing
                   development fund reserve . . . . . .  1,955          8,884         (6,898) (2)         3,941




(1)  Uncollectible accounts written off, net of recoveries.

(2)  Products returned and reduction of reserve.





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
                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       QUARTERDECK CORPORATION, a
                                          Delaware Corporation



Date:  June 25, 1996                   \s\ Gaston Bastiaens
                                       --------------------
                                       Gaston Bastiaens
                                       President and Chief Executive Officer




Date:  June 25, 1996                   \s\ Frank Greico
                                       ----------------
                                       Frank Greico
                                       Senior Vice President and
                                       Chief Financial Officer







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